UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

MYERS INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1293 South Main Street — Akron, Ohio 44301

March 21, 2011

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on Friday, April 29, 2011, at 9:00 A.M. at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301.

At the Annual Meeting you will be asked to elect the nine director candidates nominated by our Board of Directors and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. You will also cast a non-binding advisory vote on executive compensation (“say-on-pay”) and on the frequency for holding the non-binding advisory vote on say-on-pay (every one, two, or three years). Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director and the other proposals.

The proposals discussed in the Proxy Statement are very important to our shareholders and the Company, and we hope that you will be able to personally attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, I urge you to complete and return the enclosed white proxy card as soon as possible.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Sincerely,

John C. Orr
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 29, 2011: This Proxy Statement and the Company’s 2010 Annual Report to Shareholders are available on Myers’ website at www.myersindustries.com/annualreports.html.

1293 South Main Street — Akron, Ohio 44301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, April 29, 2011

The Annual Meeting of Shareholders of Myers Industries, Inc., an Ohio corporation (“Myers” or the “Company”), will be held at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301, on Friday, April 29, 2011 at 9:00 A.M. (local time), for the following purposes:

1.	To elect the nine candidates nominated by the Board of Directors to serve as directors until the next Annual Meeting of Shareholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011;

3.	To cast a non-binding advisory vote on executive compensation (“say-on-pay”);

4.	To vote on the frequency for holding the non-binding advisory vote on say-on-pay (every one, two, or three years); and

5.	To consider such other business as may be properly brought before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 7, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the Annual Meeting in person. To be sure that your shares are properly represented at the Annual Meeting, whether or not you intend to attend the Annual Meeting in person, please complete and return the enclosed white proxy card as soon as possible.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

By Order of the Board of Directors,

Donald A. Merril
Chief Financial Officer, Senior Vice President
and Corporate Secretary

Akron, Ohio
March 21, 2011

THE 2010 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

Matters Related to the Proxy Statement.

Meeting Time and Applicable Dates.  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Myers Industries, Inc., an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Friday, April 29, 2011, at 9:00 A.M. (local time), and at any adjournment thereof. The close of business on March 7, 2011, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

Participants in the Proxy Solicitation.  This Proxy Statement is furnished in connection with the solicitation of proxies by the Company, the current directors and the nominees for election as director to be used at the Annual Meeting and any adjounment thereof.

Outstanding Shares and Quorum.  On the record date, Myers had outstanding 35,455,850 shares of common stock, without par value (“Common Stock”). Each share of Common Stock is entitled to one vote. For information concerning our “Principal Shareholders” see the section titled “Security Ownership of Certain Beneficial Owners and Management” below. In accordance with the Company’s Amended and Restated Code of Regulations, the holders of shares of Common Stock entitling them to exercise a majority of the voting power of the Company, present in person or by proxy, shall constitute a quorum for the Annual Meeting. Shares of Common Stock represented by signed proxies will be counted toward the establishment of a quorum on all matters even though they represent broker non-votes or they are signed but otherwise unmarked, or marked “Abstain”, “Against” or “Withhold Authority.”

Votes Required.  With respect to Proposal No. 1, to elect the nine director candidates nominated by the Board, if a quorum is present at the Annual Meeting, the nominees for election as directors who receive the greatest number of votes cast will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election of directors. Proposal No. 2, to ratify the appointment of the independent registered public accounting firm, is a non-binding proposal, but its approval requires the affirmative vote of the holders of a majority of the Common Stock represented in person or by proxy at the Annual Meeting. Abstentions, broker non-votes, or a failure by those present in person or by proxy to vote will act as a vote “Against” Proposal No. 2. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may change the appointment at any time during the year if we determine that such a change would be in the best interests of the Company and our shareholders. Proposal No. 3 is a non-binding advisory vote to approve the Company’s executive compensation, and its approval requires the affirmative vote of the holders of a majority of the Common Stock represented in person or by proxy at the Annual Meeting. Abstentions, broker non-votes, or a failure by those present in person or by proxy to vote will act as a vote “Against” Proposal No. 3. The outcome of Proposal No. 4, the non-binding advisory vote on the frequency for holding the say-on-pay vote (every one, two, or three years), will be determined by plurality vote, with the frequency option receiving the greatest number of votes cast being the frequency option for holding the say-on-pay vote approved by the shareholders. Abstentions and broker non-votes will not affect the outcome of Proposal No. 4.

Proxy Instructions.  All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted “For” the Board’s nominees for director, “For” the ratification of the appointment of Ernst & Young LLP , “For” the approval of the Company’s executive compensation, “For” the approval of “one year” as the frequency of the say-on-pay advisory vote, and in accordance with the proxy-holder’s best judgment as to any other matters, if any, which may be properly raised at the Annual Meeting.

Proxy Voting.  If your shares are registered directly in your name with our transfer agent, then you are a shareholder of record with respect to those shares and you may either vote in person at the Annual Meeting or by using the enclosed white proxy card to vote by telephone, by internet, or by signing, dating and returning the white proxy card in the envelope provided. Whether or not you plan to attend the Annual Meeting in person, you should submit your white proxy card as soon as possible. If your shares are held in “street name” through a broker, bank or other nominee, then you must instruct them to vote on your behalf, otherwise your shares cannot be voted at the Annual Meeting. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote. If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at the address and phone numbers below.

INNISFREE M&A INCORPORATED
501 MADISON AVENUE, 20TH FLOOR
NEW YORK, NY 10022
SHAREHOLDERS CALL TOLL FREE: (888) 750-5834
BANKS AND BROKERS MAY CALL COLLECT: (212) 750-5833

Proxy Revocation and Voting in Person.  A shareholder who has given a proxy may revoke it at any time prior to its exercise by: (1) giving written notice of such revocation to the Corporate Secretary of the Company, (2) executing and delivering to the Corporate Secretary of the Company a later dated proxy reflecting contrary instructions, or (3) appearing at the Annual Meeting and taking appropriate steps to vote in person.

Voting Confidentiality.  Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

Inspector of Election.  The inspector of election for the Annual Meeting shall determine the number of votes cast by holders of Common Stock for all matters. The Board will appoint an inspector of election to serve at the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, if practicable. Final voting results will be filed on a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”).

Address of Company.  The mailing address of the principal executive offices of the Company is 1293 South Main Street, Akron, Ohio 44301.

Mailing Date.  This Proxy Statement, together with the related proxy card and our 2010 Annual Report to Shareholders, is being mailed to our shareholders on or about March 21, 2011.

Trademark.  Myers Industries, Inc.® is a registered trademark of the Company.

Availability on the Internet.  This Proxy Statement and the Company’s 2010 Annual Report to Shareholders are available on Myers’ website at www.myersindustries.com/annualreports.html.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees.  Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience for at least the past five years, and any directorships held with public companies.

The members of the Corporate Governance and Nominating Committee of the Board (“Governance Committee”) have recommended, and the independent members of the Board of Directors have nominated, the persons listed below as nominees for the Board of Directors, all of whom presently are directors of the Company, with the exception of William A. Foley and Robert B. Heisler, Jr. Members of the Board helped us to identify Mr. Foley and Mr. Heisler as nominees.

The Governance Committee reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Governance Committee in writing by any of our shareholders pursuant to the procedure outlined below in the section titled “Shareholder Nominations of Director Candidates” on the same basis as candidates who are suggested by our current or past directors, executive officers, or other sources, which may, from time-to-time, include professional search firms retained by the Governance Committee. In March 2011, the Governance Committee adopted Board Member Recruiting Guidelines that outline the process for the Governance Committee to recruit and evaluate potential director candidates. These guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersind.com. In considering these potential candidates for nomination to stand for election, the Governance Committee will consider: (1) the current composition of the Board and how it functions as a group; (2) the talents, personalities, strengths, and weaknesses of current directors; (3) the value of contributions made by individual directors; (4) the need for a person with specific skills, experiences or background to be added to the Board; (5) any anticipated vacancies due to retirement or other reasons; and (6) other factors which may enter into the nomination decision. The Governance Committee endeavors to select nominees that contribute unique skills and professional experiences in order to advance the performance of the Board of Directors and establish a well rounded Board with diverse views that reflect the interests of our shareholders. The Governance Committee considers diversity as one of a number of factors in identifying nominees for directors, however, there is no formal policy in this regard. The Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity such as race and gender.

When considering an individual candidate’s suitability for the Board, the Governance Committee will evaluate each individual on a case-by-case basis. The Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of both the Board and the Company. In addition, the Governance Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession, or other career and the skills and talents that the candidate would be expected to add to the Board. The Governance Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates. The Governance Committee believes that each of the nominees possess certain key attributes that the Governance Committee believes to be important for an effective Board.

Each of the below nominees has consented (i) to serve as a nominee, (ii) to being named as a nominee in this Proxy Statement and (iii) to serve as a director if elected. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. There is no reason to believe that the nominees named will be unable to serve if elected. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THESE NOMINEES

Name	Age	Principal Occupation for Past Five Years and Other Information

Vincent C. Byrd	56	President, U.S. Retail, Coffee, The J.M. Smucker Company (“J.M. Smucker”) (NYSE), Orrville, Ohio, a manufacturer and marketer of branded food products; Director of J.M. Smucker; formerly Senior Vice President, Consumer Market, of J.M. Smucker; former Director of Spangler Candy Company, Bryan, Ohio, a manufacturer of confectionery products. Served as Director of Myers since 2006.

		By virtue of his more than 34 years of work experience with a Fortune 500 company in the consumer packaged goods industry and over ten years of experience serving on the board of directors of The J.M. Smucker Company, Mr. Byrd brings to the Board key insights into the operational requirements of a public company. In addition, Mr. Byrd’s international experience and finance and accounting background provides valuable business acumen and financial skills to the Board.
Sarah R. Coffin	59	Chief Executive Officer of Aspen Growth Strategies, LLC, Wooster, Ohio, an investment company; former Director and Chair of the Compensation Committee of SPX Corporation (NYSE), Charlotte, North Carolina, a global industrial equipment and manufacturing company; former Director of Huttenes-Albertus International, Chicago, Illinois, an international manufacturer of chemical products for the foundry industry; former Director of Asia-Dekor, China, a manufacturer of flooring and related products. Served as Director of Myers since 2010.

		As a former division leader in several companies, Ms. Coffin has substantial senior level executive experience in marketing and operations and adds a unique perspective to the Board. Her background in the polymer industry, coupled with her knowledge and insight from her prior service on the boards of other public companies, allows Ms. Coffin to provide valuable contributions to the Board.
John B. Crowe	64	Chief Executive Officer and Chairman of Buckeye Technologies Inc. (NYSE), Memphis, Tennessee, a producer of absorbent products, chemical cellulose products and customized paper. Formerly Senior Vice President, Wood Cellulose and Executive Vice President and General Manager at Alabama River Pulp Co., Inc. and Alabama Pine Pulp Co., Inc. Served as Director of Myers since 2009.

		As Chairman and Chief Executive Officer of Buckeye Technologies Inc., Mr. Crowe brings valuable insight into the operational requirements, investor relations and strategic planning processes of a public company. In addition, Mr. Crowe draws on his considerable leadership experience, including his service as a United States Air Force Reserve Lt. Colonel and as a Vietnam veteran, in his service to the Board.
William A. Foley	63	Chairman and Chief Executive Officer of Blonder Home Accents, Cleveland, Ohio, a distributor of wallcoverings and home accents; Director of Libbey Inc. (NYSE), Toledo, Ohio, a producer of consumer and industrial glassware. Formerly Chairman and Chief Executive Officer of Thinkwell Incorporated, Cleveland, Ohio, President of Arhaus Incorporated, Cleveland, Ohio, a private brand name furniture company, and President and Chief Executive Officer of Lesco Incorporated, Cleveland, Ohio, a manufacturer and reseller of golf course and lawn care products.

Name	Age	Principal Occupation for Past Five Years and Other Information

		As a leader of numerous companies, Mr. Foley has over 30 years of management experience. With prior experience on the board of directors of public companies, Mr. Foley is well versed in the governance requirements for a public company. He brings extensive experience in plastics manufacturing and in the lawn and garden industry for consumer, industrial, and distributor based businesses. It is anticipated that his background in these industries will allow Mr. Foley to be a valuable member of the Board.
Robert B. Heisler, Jr.	62	Dean of the Kent State University Business School; Director of FirstEnergy Corp. (NYSE). Formerly Chief Financial Officer of Kent State University and Chairman and Chief Executive Officer of KeyBank, N.A. (NYSE), Cleveland, Ohio, a national banking association, and McDonald Financial Group; Former Director of KeyBank, N.A. and McDonald Investments.

		Mr. Heisler has over 40 years of business experience. His decades of experience have allowed him to be a valuable member of the board of directors of other public companies and numerous non-profit organizations. The Board believes that Mr. Heisler brings vast leadership and financial management experience that will permit him to be a successful contributor to the Board.
Richard P. Johnston	80	A retired Certified Public Accountant; Chairman of the Board of Royal Associates, Jackson, Wyoming; Chairman of the Board of Dismal River Golf Club, Mullen, Nebraska; Managing Director of Jackson Hole Capital Partners, Jackson Hole, Wyoming; Director of Results Radio, Inc., Sonoma, California; formerly served as Founder and Director of AGCO, Inc. (NYSE), Duluth, Georgia, a manufacturer and distributor of agricultural equipment. Served as Director of Myers since 1992 and is currently Chairman of the Board of Myers.

		With his years of management experience and service on the board of directors with a number of different public companies, Mr. Johnston brings critical experiences and insight regarding best practices for a public company. In addition, his more than eighteen years of experience as a Director of Myers gives him a deep understanding of the Company and its operations and makes him particularly qualified to serve as Chairman of the Board.
Edward W. Kissel	69	President and Managing Partner of Kissel Group Ltd., Akron, Ohio, a holding company with interests in property, consulting and mold manufacturing; Director of Smithers Scientific Services, Inc., Akron, Ohio, a provider of testing services for materials; formerly President, Chief Operating Officer and Director of OM Group, Inc. (NYSE), Cleveland, Ohio, a specialty chemical company; formerly Director of Weda Bay Minerals, Inc. (Toronto Stock Exchange), Toronto, Canada, a mineral exploration company; formerly Managing Director of Kane & Co., Los Angeles, California, an investment banking firm. Served as Director of Myers since 2000.

		Mr. Kissel has broad global experience in the manufacturing, chemical and commodity industries. He has had executive assignments in strategy, operations, sales and marketing, and research and development, including both growth and turnaround situations. His involvement with plant start-ups and major expansions, as well as experience with mergers and acquisitions, provides valuable insight to the Board.

Name	Age	Principal Occupation for Past Five Years and Other Information

John C. Orr	60	President and Chief Executive Officer of Myers; formerly President and Chief Operating Officer of Myers; formerly General Manager of Buckhorn Inc., a subsidiary of Myers; formerly Vice President of Manufacturing — North American Tire Division, The Goodyear Tire and Rubber Company (NYSE); Director of Libbey Inc. (NYSE), Toledo, Ohio, a producer of consumer and industrial glassware; Director of the Akron General Health System, Akron, Ohio. Served as Director of Myers since 2005.

		Mr. Orr’s extensive leadership experience in the manufacturing industry in addition to his years of service to Myers in management, position him well to serve on the Board. His service as a director and in management for other public companies provides Mr. Orr with a variety of perspectives that he contributes to the Board.
Robert A. Stefanko	68	Currently retired, formerly Chairman of the Board and Executive Vice President of Finance & Administration of A. Schulman, Inc. (NASDAQ), Akron, Ohio, an international supplier of plastic compounds and resins; Director and member of Audit Committee of OMNOVA Solutions, Inc. (NYSE), Fairlawn, Ohio, an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces; former director of The Davey Tree Expert Company, Kent, Ohio, a tree, shrub and lawn care company. Served as Director of Myers since 2007.

		As a former Chief Financial Officer and director of A. Schulman, Inc. from 1979 through 2006 and as a director of other public company boards, Mr. Stefanko has had extensive involvement in a number of public company compensation matters. Mr. Stefanko also serves as a Director of the Akron General Health System, which employs over 6,000 people, where he heads the Finance Committee and serves on the Executive Committee. In addition, Mr. Stefanko’s experience with financial matters and service on compensation and audit committees, gives him valuable knowledge and insight that he brings to the Board’s committees.

Each of the foregoing nominees was recommended by the Governance Committee. There are, and during the past ten years there have been, no legal proceedings material to an evaluation of the ability of any director, nominee, or executive officer of Myers to act in such capacity or concerning his integrity. There are no family relationships among any of the directors and executive officers.

Keith A. Brown and Jon H. Outcalt, who have been directors of the Company since 1997 and 1984, respectively, have elected to retire from the Board. We would like to thank Mr. Brown and Mr. Outcalt for their many years of service to us.

The Board recommends that you vote “FOR” each of the director nominees listed above.

Notice of Other Possible Nominees.  On February 28, 2011, Gamco Investors, Inc., a New York corporation (“Gamco”), amended its Schedule 13D relating to the Company to disclose that it had sent a letter to the Company recommending two individuals, Jack Liebau and Robert S. Prather, Jr., for nomination for election as directors of the Company at the Annual Meeting (the “Letter”). Following our 2010 annual meeting and until the Letter, Mario Gabelli, a principal of Gamco, and Gamco never articulated any specific concerns that either had regarding the operations of the Company, except to state that “Gamco believes they will provide a change in corporate stewardship to reflect the interests of the owners/shareholders of the Company”.

According to the information provided by Gamco in the Letter, for which the Company disclaims any responsibility, it is the beneficial owner of 3,419,155 shares of our Common Stock as of February 28, 2011, however, according to Gamco’s most recent Schedule 13D/A filed with the SEC on February 28, 2011, for which the Company disclaims any responsibility, it is part of a group of stockholders that together beneficially owned 5,271,204 shares of our Common Stock as of February 28, 2011. In the Letter, Gamco

indicated that it intends to be present at the Annual Meeting in person or by proxy to nominate these individuals to serve as directors of the Company.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF VINCENT C. BYRD, SARAH R. COFFIN, JOHN B. CROWE, WILLIAM A. FOLEY, ROBERT B. HEISLER, JR., RICHARD P. JOHNSTON, EDWARD W. KISSEL, JOHN C. ORR, AND ROBERT A. STEFANKO BY EXECUTING AND RETURNING THE WHITE PROXY CARD OR VOTING BY ONE OF THE OTHER WAYS INDICATED THERON. PROXIES SOLICITED BY THE COMPANY, THE CURRENT DIRECTORS, AND THE NOMINEES FOR ELECTION AS DIRECTOR WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE.

Director Independence.  The Board has determined that each of the following current directors and nominees are “independent” and that each of these nominees has no material relationship with us that would impact their independence: Keith A. Brown, Vincent C. Byrd, Sarah R. Coffin, John B. Crowe, William A. Foley, Robert B. Heisler, Jr., Richard P. Johnston, Edward W. Kissel, Jon H. Outcalt, and Robert A. Stefanko. The determination of whether a director is “independent” is based upon the Board’s review of the relationships between each director and the Company, if any, under the Company’s “Board of Directors Independence Criteria” policy adopted by the Board on April 20, 2004, as amended, and the corporate governance listing standards of the New York Stock Exchange (“NYSE”). In connection with the Board’s determination regarding the independence of each non-management director the Board considered any transactions, relationships and arrangements as required by our independence guidelines. In particular, the Board considered the following relationships: (1) the relationship between A. Schulman, Inc. (“A. Schulman”) and the Company in connection with its independence determination of Robert A. Stefanko and concluded Mr. Stefanko met the independence requirement; and (2) the relationship between FirstEnergy Corp. (“FirstEnergy”) and the Company in connection with its independence determination of Robert B. Heisler, Jr. and concluded Mr. Heisler met the independence requirement. Mr. Stefanko is a stockholder of A. Schulman, holding less than 1% of A. Schulman’s shares of stock. In fiscal 2010, we purchased $426,869 of materials from A. Schulman during the ordinary course of operations, which is less than 1% of the annual revenues of both companies. Mr. Heisler is a shareholder and director of FirstEnergy, holding less than 1% of FirstEnergy’s shares of stock. In fiscal 2010, we purchased $2,039,141 of materials from FirstEnergy during the ordinary course of operations, which is less than 1% of the annual revenues of both companies. All members of the Audit Committee, the Compensation Committee, and the Governance Committee were determined to be independent, and in addition, the Board determined that the members of the Audit Committee are also independent as defined in the SEC regulations.

Committees of the Board.  The Board has three standing committees, the Audit Committee, the Compensation Committee, and the Governance Committee, whose members were appointed in April 2010 (unless otherwise noted) following the Annual Meeting.

Audit Committee.  The Audit Committee is currently comprised of four independent directors, Robert A. Stefanko (Chairman and Presiding Director), Edward W. Kissel, Vincent C. Byrd and Jon H. Outcalt. The functions of the Audit Committee, which met eight times in 2010, are to: (1) engage the independent registered public accounting firm, (2) approve all audit and related engagements (audit and non-audit), (3) review the results of the audit and interim reviews, (4) evaluate the independence of the independent registered public accounting firm, (5) review with the independent registered public accounting firm the financial results of the Company prior to their public release and filing of reports with the SEC, (6) direct and supervise special investigations and (7) oversee our accounting, internal accounting controls and auditing matters reporting hotline (discussed below), and our corporate compliance program. The Audit Committee also has oversight of our system of internal auditing functions and controls, as well as our internal control procedures. None of our Audit Committee members serve on more than two other public company audit committees.

The Board has identified Robert A. Stefanko as the Audit Committee “financial expert”.

Compensation Committee.  The Compensation Committee establishes and administers the Company’s policies, programs, and procedures for compensating its executive officers and directors. The Compensation Committee has the authority to retain outside consultants regarding executive compensation and other matters. The Compensation Committee, which met five times in 2010, is currently comprised of five independent directors, Jon H. Outcalt (Chairman and Presiding Director), Robert A. Stefanko, John B. Crowe, Keith A. Brown, and Vincent C. Byrd (who was appointed in December 2010).

Corporate Governance and Nominating Committee.  The Governance Committee is responsible for, among other things, evaluating new director candidates and incumbent directors, and recommending nominees to serve on the Board as well as members of the Board’s committees to the independent directors of the Board. The Governance Committee is also responsible for recommending and monitoring participation in continuing education programs by the members of the Board. The Governance Committee, which met nine times in 2010, is currently comprised of four independent directors, Edward W. Kissel (Chairman and Presiding Director), Keith A. Brown, John B. Crowe, and Sarah R. Coffin.

Committee Charters and Policies.  The Board has adopted written charters for the Audit Committee, the Compensation Committee, and the Governance Committee. Each Committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. Each of the written charters and policies of the Committees of the Board are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersind.com.

Board Role in Risk Oversight.  The Board annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. Certain areas of oversight are delegated to the relevant Committees of the Board and the Committees regularly report back on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. In December 2010, management conducted its most recent enterprise-wide risk assessment of the Company and each of its business segments and presented the assessment results to the Board for review. The focus of this assessment included a review of strategic, financial, operational, compliance and technology objectives and risks for the Company. In addition, on an ongoing basis: (a) the Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company; (b) the Compensation Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies; and (c) the Governance Committee maintains primary responsibility for risks and exposures associated with corporate governance and succession planning.

Board Attendance.  There were a total of seven regularly scheduled and special meetings of the Board of Directors in 2010. During 2010, all directors attended at least 75% of the aggregate total number of the meetings of the Board and Committees on which they served. In 2010, all of our directors attended our Annual Meeting. Although we do not have a formal policy requiring directors to attend the Annual Meeting, our directors are encouraged to attend.

Interested Parties’ Communications with the Board of Directors.  Our Board provides the following methods for interested parties and shareholders to send communications to a director, to a Committee of the Board, to the non-management directors, or to the Board:

Written Communication.  Interested parties may send such communications by mail or courier delivery addressed as follows: Board of Directors (or Committee Chairman, Board Member or Non-Management Directors, as the case may be), c/o Donald A. Merril, Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. All communications directed to the “Board of Directors” or to the “Non-Management Directors” will be forwarded unopened to the Chairman of the Governance Committee. The Chairman of the Governance Committee in turn determines whether the communications should be forwarded to the appropriate members of the Board and, if so, forwards them accordingly. For communications addressed to a particular director or the Chairman of a particular Committee of the Board, however, the Corporate Secretary will forward those communications, unopened, directly to the person or Committee Chairman in question.

Toll Free Hotline.  In 2003 the Audit Committee established a “hotline” for receiving, retaining and treating complaints from any interested party regarding accounting, internal accounting controls and auditing matters, and procedures for the anonymous submission of these concerns. The hotline is maintained by a company which is independent of Myers. Interested parties may also use this hotline to communicate with the Board. Any interested party may contact a director, a Committee of the Board, the non-management directors, or the Board through the toll free hotline at (877) 285-4145. The hotline is available worldwide, 24 hours a day, seven days a week. Note that all reports made through the hotline are directed to the Chairman of the Audit Committee and the Corporate Secretary. We do not permit any retaliation of any kind against any person who submits a complaint or concern under these procedures.

Shareholder Nominations of Director Candidates.

Shareholder Recommendation Policy.  The Governance Committee will consider individuals for nomination to stand for election as a director who are recommended to it in writing by any of our shareholders that strictly follow the procedures outlined in the next paragraph below and that send a signed letter of recommendation to the following address: Corporate Governance and Nominating Committee, c/o Mr. Donald A. Merril, Chief Financial Officer, Senior Vice President and Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301.

Recommendation letters must certify that the person making the recommendation is a shareholder of the Company (including the number of shares held as of the date of the recommendation), and further state the reasons for the recommendation, the full name and address of the proposed nominee as well as a biographical history setting forth past and present directorships, employment, occupations and civic activities for at least the past five years. Any such recommendation should be accompanied by a signed written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. The letter must also include a signed written statement that the nominating shareholder and the candidate will make available to the Governance Committee all information reasonably requested in furtherance of the Governance Committee’s evaluation. The letter must be received before the close of business on or before November 15th of the year prior to our next annual meeting of shareholders.

The Governance Committee reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Governance Committee in writing by any of our shareholders pursuant to the procedures outlined in the paragraph above on the same basis as candidates who are suggested by our current or past directors, executive officers, or other sources, which may, from time-to-time, include professional search firms retained by the Governance Committee. In considering individuals for nomination to stand for election, the Governance Committee will consider: (1) the current composition of the Board of Directors and how it functions as a group; (2) the talents, personalities, strengths, and weaknesses of current directors; (3) the value of contributions made by individual directors; (4) the need for a person with specific skills, experiences or background to be added to the Board; (5) any anticipated vacancies due to retirement or other reasons; and (6) other factors which may enter into the nomination decision.

When considering an individual candidate’s suitability for the Board, the Governance Committee will evaluate each individual on a case-by-case basis. The Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of both the Board and the Company. In addition, the Governance Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession, or other career and the skills and talents that the candidate would be expected to add to the Board. The Governance Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates.

Shareholder Nomination Policy.  In accordance with our Amended and Restated Code of Regulations, a shareholder may directly nominate a candidate for election as a director of the Company only if written notice of such intention is received by the Corporate Secretary not less than sixty (60) days nor more than ninety (90) days prior to the date of such annual meeting of shareholders or special meeting of shareholders for the election of directors. In the event that the date of such meeting to elect directors is not publicly disclosed at least seventy (70) days prior to the date of such meeting, written notice of such shareholder’s intent to nominate a candidate must be received by the Corporate Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first provided to the shareholders. A shareholder wishing to directly nominate an individual to serve as a director must follow the procedure outlined in Article I, Section 12 of our Amended and Restated Code of Regulations, titled “Advance Notice of Director Nomination” and then send a signed letter of nomination to the following address: Corporate Governance and Nominating Committee, c/o Mr. Donald A. Merril, Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301.

On February 28, 2011, Gamco amended its Schedule 13D relating to the Company disclosing that it had sent a letter to the Company recommending two individuals, Jack Liebau and Robert S. Prather, Jr., for nomination for election as directors of the Company at the Annual Meeting. Gamco indicated that it intends to be present in person or by proxy at the Annual Meeting to nominate these individuals.

Corporate Governance Policies.

Implementation.  The Board of Directors has implemented the corporate governance initiatives required by the NYSE rules and the Sarbanes-Oxley Act of 2002. These initiatives include, among others, “Corporate Governance Guidelines”, a “Code of Business Conduct and Ethics” for the Company’s directors, officers and employees, as well as a “Code of Ethical Conduct for the Finance Officers and Finance Department Personnel”. These corporate governance policies and procedures are discussed in various places within this Proxy Statement. In March 2011, the Board incorporated a director resignation policy into its Corporate Governance Guidelines. Pursuant to this director resignation policy, in an uncontested election, any incumbent director who receives a greater number of votes “Withheld” or “Against” his or her election than votes “For” his or her election (and with respect to such incumbent director’s election at least 25% of the Company’s shares outstanding and entitled to vote thereon were “Withheld” or voted “Against” the election of such director) shall submit an offer of resignation to the Board of Directors. The Governance Committee will then recommend to the Board whether to accept or reject any tendered resignations, and the Board will decide whether to accept or reject such tendered resignations. The Board’s decision will be publicly disclosed in a Current Report on Form 8-K filed with the SEC. If an incumbent director’s tendered resignation is rejected, then he or she will continue to serve until his or her successor is elected, or until his or her earlier resignation, removal from office, or death. If an incumbent director’s tendered resignation is accepted, then the Board will have the sole discretion to fill any resulting vacancy to the extent permitted by the Company’s Amended and Restated Code of Regulations.

Availability of Corporate Governance Policies.  Each of our corporate governance policies is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersind.com.

Code of Ethics.  We have a “Code of Business Conduct and Ethics” and a “Code of Ethical Conduct for the Finance Officers and Finance Department Personnel”, which embody our commitment to ethical and legal business practices, as well as satisfies the NYSE requirements to implement and maintain such policies. The Board expects all of our officers, directors and other members of our workforce to act ethically at all times. Both of these policies are available on our website at www.myersind.com on the “Corporate Governance” page accessed from the “Investor Relations” page.

Stock Ownership Guidelines.  Effective October 22, 2010, we implemented Stock Ownership Guidelines whereby our executive officers and non-employee directors are expected to hold a specified amount of our Common Stock. The Chief Executive Officer is expected to hold an investment position in our Common Stock equal to three times his annual base salary. The Chief Operating Officer and Chief Financial Officer are both expected to hold an investment position equal to two times their respective annual base salaries. The non-employee Directors are expected to hold two times their annual cash Board retainer in our Common Stock. The executive officers and non-employee directors have five years from the effective date of the guidelines to attain the ownership requirement. These stock ownership guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersind.com.

Board Member Recruiting Guidelines.  In March 2011, the Governance Committee adopted Board Member Recruiting Guidelines that outline the process for existing Board members to nominate potential director candidates to the Governance Committee. These recruiting guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersind.com.

Executive Sessions of the Board.  Effective in December 2002, the Board adopted a policy requiring the non-management directors, both as to the Board and in their respective Committees, to meet regularly in executive session without any management personnel or employee directors present. During 2010, the Board and each Committee met regularly in executive session as follows: Board, six times; Audit Committee, eight times; Compensation Committee, four times; and the Governance Committee, three times.

Independent Chairman.  Effective in October 2009, the Board appointed Richard P. Johnston independent Chairman of the Board. The Company believes this leadership structure is appropriate for the Company as it further aligns the interests of the Company and our shareholders by ensuring independent leadership of the Board. The independent Chairman serves as a liaison between our directors and our management and helps to maintain open communication and discussion by the Board. Duties of the Chairman are specified in the Charter of the Chairman of the Board of Directors, adopted October 28, 2009, and include serving in a presiding capacity, coordinating the activities of the Board, and such other duties and responsibilities as the Board may determine from time-to-time. This charter is available on our website at www.myersind.com on the “Corporate Governance” page accessed from the “Investor Relations” page.

Presiding Directors.  The independent directors reported that in 2010 they selected Presiding Directors to preside during executive sessions. The Chairman of the Governance Committee acts as the Presiding Director for the executive sessions of the Board, and the Chairman of each Committee was selected as the Presiding Director for the executive sessions of the applicable Committee of the Board.

Anonymous Reporting.  The Audit Committee maintains procedures, including a worldwide telephone “hotline”, which allows employees and interested parties to report any financial or other concerns anonymously as further detailed under “Interested Parties Communications with the Board of Directors” above.

Annual Board and Committee Self-Assessments.  In 2004, the Board, through the Governance Committee, instituted annual self-assessments of the Board, as well as of the Audit Committee, the Compensation Committee, and the Governance Committee, to assist in determining whether the Board and its Committees are functioning effectively. In early 2011, the Board and each of its Committees conducted the most recent self-evaluations and discussed the results at subsequent meetings.

NYSE and SEC Certifications.  In 2010, we submitted to the NYSE an unqualified Section 12(a) certification by our Chief Executive Officer. Further, each applicable filing with the SEC contained the Section 302 and 906 Certifications of both our Chief Executive Officer and Chief Financial Officer.

Director Compensation.  The annual retainer for non-employee directors is $35,000. In addition, Committee members receive $10,000 per year per Committee of the Board. The Chairman of the Audit Committee receives an additional $8,000 per year. The Chairman of the Compensation Committee receives an additional $5,000 per year. The Chairman of the Governance Committee receives an additional $4,000 per year. The Chairman of the Board receives an additional annual retainer of $20,000. Directors who are employees of the Company do not receive the annual retainer.

Under our 2008 Incentive Stock Plan each non-employee director who holds such position on the date of the annual meeting of the shareholders and has been a director for the entire period since the annual meeting of shareholders of Myers that was held in the immediately preceding calendar year will be awarded annually, on the date of the annual meeting of shareholders, 3,000 shares of Common Stock (previously 1,000 shares of Common Stock was awarded, however, the Board approved an increase to 3,000 shares of Common Stock in early 2010).

Our Amended and Restated Code of Regulations provides that we will indemnify, to the fullest extent then permitted by law, any of our directors or former directors who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was a director of the Company, or serving at our request as a director of another entity. We have entered into indemnity agreements with each of our directors contractually obligating us to provide such protection. We also currently have in effect director and officer insurance coverage.

The following table shows the compensation paid to each of the non-employee directors during fiscal 2010. Mr. Orr, who is our President and Chief Executive Officer, does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE
FOR FISCAL 2010

					Change in
					Pension Value
					and Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid		Option	Incentive Plan	Compensation		All Other
	in Cash	Stock Awards	Awards	Compensation	Earnings		Compensation		Total
Name	($)	($)(6)	($)(7)	($)	($)		($)		($)

Keith A. Brown	57,750	11,400	—	—	—		—		69,150
Vincent C. Byrd	48,750	11,400	—	—	—		—		60,150
Sarah R. Coffin(1)	33,750	0	—	—	—		—		33,750
John B. Crowe	59,250	11,400	—	—	—		—		70,650
Richard P. Johnston	86,250	11,400	—	—	—		25,549	(9)	123,199
Edward W. Kissel(2)	69,750	11,400	—	—	—		—		81,150
Stephen E. Myers(5)	7,500	0	—	—	(23,585	)(8)	7,646	(10)	(8,439)
Jon H. Outcalt(3)	67,500	11,400	—	—	—		—		78,900
Robert A. Stefanko(4)	70,250	11,400	—	—	—		—		81,650

(1)	Ms. Coffin became a member of the Board effective as of the annual meeting held April 30, 2010.

(2)	Mr. Kissel served as the Chairman and Presiding Director of the Governance Committee.

(3)	Mr. Outcalt served as the Chairman and Presiding Director of the Compensation Committee.

(4)	Mr. Stefanko served as the Chairman and Presiding Director of the Audit Committee.

(5)	Mr. Myers resigned from the Board as of March 10, 2010.

(6)	Stock Award amounts shown in this Non-Employee Director Compensation Table do not reflect compensation actually received by the directors. The amounts shown reflect the fair market value of 1,000 shares of common stock awarded to the following directors on April 30, 2010: Mr. Brown, Mr. Byrd, Mr. Johnston, Mr. Kissel, Mr. Crowe, Mr. Outcalt, and Mr. Stefanko.

(7)	No stock option awards were provided to the non-employee directors in 2010. The number of stock options held by the directors at December 31, 2010 was as follows: Mr. Brown (8,850), Mr. Byrd (0), Ms. Coffin (0), Mr. Crowe (0), Mr. Johnston (8,850), Mr. Kissel (8,850), Mr. Myers (5,000), Mr. Outcalt (8,850), and Mr. Stefanko (0).

(8)	Mr. Myers began receiving payments under our Supplemental Executive Retirement Plan as of May 1, 2009. The amount reported reflects the change in net present value of the accrued Supplemental Executive Retirement Plan benefit from January 1, 2010 to December 31, 2010.

(9)	The amount of $25,549 for Mr. Johnston reflects an annual pension benefit that he is entitled to under the terms of an employment agreement with our subsidiary Buckhorn Inc. He resigned as an employee in 1990. The pension benefits commenced under the employment agreement following his resignation.

(10)	On May 1, 2005, Mr. Myers entered into a retirement and separation agreement. The agreement provided coverage under the Company’s health care plan until May 1, 2009. After May 1, 2009, Mr. Myers began receiving payments under the Company’s Supplemental Executive Retirement Plan (see footnote 8 above). Until he reaches the age of 75, Mr. Myers will be reimbursed for private supplemental health care coverage that he obtains up to a maximum of the then current cost of COBRA coverage under the Company’s health care plan. COBRA reimbursements of $7,646 were made to Mr. Myers in 2010.

Risk Assessment of Compensation Practices.

In establishing compensation policies and practices for all of our employees, we utilize a balanced mix of salary, bonus and, in some cases, equity-based compensation that supports the enhancement of revenue, earnings and cash performance of the Company for our shareholders without creating undue risk. Under our long term incentive program adopted in 2010 (“2010 LTIP”), we utilize a blend of stock options, service-based awards and performance-based awards with a greater emphasis on performance-based awards than service-based awards that we believe will further align the interests of our employees with those of our shareholders. Our risk oversight and overall compensation structure has features that guard against excessive risk taking, including:

•	Our Board’s and its Committees’ role in risk oversight, including internal control over financial reporting and other strategic, financial, operational, compliance and technology policies and practices (see the section titled “Board’s Role in Risk Oversight” above for a complete description);

•	Diversified nature of our business segments with respect to industries and markets served, products and services sold, and geographic footprint;

•	Establishment and annual review of base salaries to be consistent with an employee’s responsibilities;

•	Determination and award of incentive awards based on a review of a variety of indicators of performance that diversifies the risks associated with any single indicator of performance;

•	A mixture of fixed and variable, annual and long-term, and cash and equity compensation are provided to our employees to encourage strategy and actions that are in the long-term interests of the Company and our shareholders; and

•	Awards of incentive compensation with performance vesting criteria to reward employees for driving sustainable, profitable growth for shareholders.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis.

Executive Summary:

Our executive pay program is managed by the Compensation Committee. The role of the Compensation Committee is to oversee our executive pay plans and policies, administer our stock plans and annually review and make recommendations to the Board for all pay decisions relating to our executives, including the Named Executive Officers (“NEOs”):

•	John C. Orr, President and Chief Executive Officer;

•	David B. Knowles, Executive Vice President and Chief Operating Officer; and

•	Donald A. Merril, Chief Financial Officer, Senior Vice President and Corporate Secretary.

Messrs. Orr, Knowles, and Merril are our only NEOs. Our NEOs are compensated according to the terms of their respective employment agreements, which are described below under the section titled “Employment Agreements Including Change in Control”.

As shareholders consider the effectiveness of our executive pay program for our NEOs in the most recent year and their support of our executive pay program, they should take into account the following:

•	The Company’s financial position remains solid, with a strong balance sheet and financial liquidity to pursue strategic goals to enhance shareholder value.

•	Base salaries for the Chief Operating Officer and Chief Financial Officer were increased 5% and 3.9%, respectively, and maintained at the 2009 level for the Chief Executive Officer. Bonuses for the year were below target levels and below those paid in 2009 reflecting the fact that the Company did not achieve target objectives. As a result, our actual cash compensation levels (salary and bonus) are below competitive norms.

•	Long-term incentives increased (because no grants were made in 2009) as we completed work on implementing the 2010 LTIP to provide greater reward balance, more effectively managed share dilution and offered us greater flexibility to provide rewards for long-term results.

•	We have several pay practices and policies that are in the best interests of our shareholders, including modest perquisites, limited executive retirement benefits, stock ownership guidelines, and a commitment to eliminate our Chief Executive Officer’s employment contract (including the excise tax gross-up associated with an excess parachute payment associated with a change in control).

•	A review of our pay programs concluded they do not encourage excessive or unnecessary risk taking.

•	Finally, we believe the pay actually earned by our NEOs has been aligned with the Company’s performance. For the most recent five-year period, our return to shareholders ranked at the 40th percentile of our peers. In comparison, the actual pay our Chief Executive Officer and Chief Financial Officer earned (salary, actual bonuses and actual value of restricted shares at the time they vest) or could have earned (unrealized gains on options granted during the period) was at the peers’ 38th and 45th percentiles of its peers, respectively.

The remainder of this report provides details of each of these conclusions and examines our pay philosophy and objectives, the process used to set pay for 2010, the elements of pay awarded and other policies affecting our executive pay program.

Pay Philosophy and Objectives.

Our success depends largely on the contributions of motivated, focused and energized executives all working to achieve our strategic objectives. The Compensation Committee and senior management develop pay programs for our executives that are intended to provide a total compensation package that:

•	Attracts and retains talented and experienced executives and other key employees;

•	Reflects competitive practices of other companies of similar size and operating complexity;

•	Rewards executives whose knowledge, skills and performance are crucial to our success;

•	Motivates our executive officers to achieve short-term and long-term Company goals that will increase shareholder value;

•	Ensures that the actual compensation paid to our executive officers is aligned and correlated with financial performance and changes in shareholder value; and

•	Encourages stock ownership by NEOs and other executives to foster an ownership culture.

Process Used to Set Pay for 2010.

Interactions between three parties established our executive pay program for 2010:

•	Compensation Committee;

•	senior management; and

•	outside advisors.

Role of Compensation Committee:

Our Compensation Committee, which is currently comprised of five independent directors, is responsible for establishing and administering our compensation policies. In dispensing its duties, the Compensation Committee may request information from senior management regarding the Company’s performance, pay and programs to assist it in its actions. Moreover, the Compensation Committee retains the right to hire outside advisors as needed to assist it in reviewing the Company’s programs, revising them and providing competitive pay levels.

The Compensation Committee annually reviews and establishes the goals used for our incentive plans. In addition, it annually assesses the performance of the Company and the Chief Executive Officer. Based on this evaluation, the Compensation Committee then recommends the Chief Executive Officer’s compensation for the next year to the Board for its consideration and approval. In addition, the Compensation Committee reviews the Chief Executive Officer’s compensation recommendations for Messrs. Knowles and Merril, providing appropriate input and approving final awards. Finally, the Compensation Committee provides guidance and final approval to the Chief Executive Officer with regard to the determination of the compensation of other key executives.

Role of Senior Management:

The Company’s management serves in an advisory or support capacity as the Compensation Committee carries out its charter. Typically, the Company’s Chief Executive Officer participates in meetings of the Compensation Committee. The Company’s other NEOs may participate as necessary or at the Compensation Committee’s request. The NEOs normally provide the Compensation Committee with information regarding the Company’s performance as well as that of executives who participate in the Company’s various plans. Such data is usually focused on the executives’ historical pay and benefit levels, plan costs, context for how programs have changed over time and input regarding particular management issues that need to be addressed. In addition, management normally furnishes similar information to the Compensation Committee’s outside advisors.

Management provides input regarding the recommendations made by outside advisors or the Compensation Committee. They also present alternatives for the Compensation Committee’s consideration. Finally, management implements, communicates and administers the programs approved by the Compensation Committee, reporting back to it any questions, concerns or issues.

The Chief Executive Officer annually evaluates the performance of the Company and its other NEOs. Based on his evaluation, he provides the Compensation Committee with his recommendations regarding the pay for the Chief Operating Officer and Chief Financial Officer for its consideration, input and approval. The Compensation Committee, in turn, authorizes the Chief Executive Officer to establish the pay for the Company’s other executives based on terms consistent with those used to establish the pay of the NEOs. Members of management present at meetings when pay is discussed excuse themselves from such discussions when the Compensation Committee focuses on their individual pay.

Role of Outside Advisors:

In 2010, the Compensation Committee engaged Towers Watson (created by the merger of Towers Perrin and Watson Wyatt) to assist it. The Compensation Committee has the authority to retain Towers Watson or to engage other independent advisors and compensation consultants to assist in carrying out its responsibilities. Towers Watson’s lead consultant reports directly to the Compensation Committee Chairman, who approves his work, and interacts with management as needed to complete the work requested by the Compensation Committee. Towers Watson did not provide other services to the Company during 2010 and received no compensation other than with respect to the services provided to the Compensation Committee.

To support the Compensation Committee in this effort, Towers Watson provided information regarding how other companies in the plastics, packaging/container and distribution industries compensate its senior executives. Companies selected for this analysis were proposed by Towers Watson, reviewed by management and the Compensation Committee, and ultimately approved by the Compensation Committee. Companies included in the analysis were located across the country and had median revenues of approximately $877 million, indicative of our competitive market for executive talent. The peer group used for 2010 included the following companies:

A. Schulman, Inc.	Milacron Inc.
AEP Industries Inc.	Multi-Color Corporation
American Biltrite Inc.	NN, Inc.
AptarGroup, Inc.	OMNOVA Solutions Inc.
Associated Materials LLC	Park-Ohio Holdings Corp.
Boise Inc.	Spartech Corporation
BWAY Holding Company	Tredegar Corporation
Caraustar Industries, Inc.	Trex Company, Inc.
Crocs, Inc.	Tupperware Brands Corporation
Dorman Products, Inc.	West Pharmaceutical Services, Inc.

In addition, Towers Watson provided the Compensation Committee with data from compensation surveys that included hundreds of companies in a broader range of industries with revenues that are comparable to ours to support the information developed for the peer companies.

Based on this information, Towers Watson offered its recommendations for the NEOs’ pay program for 2010 and presented them in meetings and conference calls with the Compensation Committee. Towers Watson also reviewed the Company’s proxy statement.

Myers believes this approach is consistent with the practices for other companies of its size, reflects best practices regarding the governance of executive pay programs and reflects the executive pay program’s objectives of delivering reasonable and appropriate pay aligned with our shareholders’ interests.

Elements of Pay for 2010.

The basic elements of our compensation package include:

•	Base salary;

•	Annual bonus opportunities;

•	Long-term incentives in the form of cash and stock;

•	Retirement and other benefits generally available to all of our other employees; and

•	Executive perquisites.

Consistent with the objectives of our executive pay philosophy, we target total compensation to be within an acceptable range of the 50th percentile (or median) for executives in similar roles at companies of similar size and complexity. We believe targeting median pay levels is appropriate as it is sufficient to attract and retain key executives, but does not position our compensation costs out of line with other companies of similar size. Pay can vary from target levels to the degree the Company’s performance or stock price increases or decreases, affecting the value our executives realize from Myers’s annual bonus and long-term incentive awards.

While we do not have a prescribed mix of pay, only 25% to 35% of the NEOs’ target pay in 2010 was based on salary, roughly 65% to 75% of their target pay was based on incentives, of which 35% to 50% of their target pay was based on long-term incentives.

Base Salaries:

Base salaries are the guaranteed part of our executives’ pay. We pay base salaries to recognize the skills, competencies, experience, and individual performance an executive brings to his or her role. As a result, changes in base salary result primarily from changes in the executive’s responsibilities, an assessment of their annual performance, and our financial ability to pay base salaries and provide increases to them.

Salaries for our executives are based on the scope of their responsibilities and their relevant background, training and experience. Data on compensation practices of companies similar to ours is also considered in setting base salaries. The Compensation Committee targets base salaries around the 50th percentile, but also considers an individual’s experience, performance, external market conditions, and the terms of each NEO’s employment agreement. Under the terms of their respective employment agreements, Mr. Orr’s and Mr. Merril’s respective base salaries may not be decreased.

Based on external market conditions, continued economic uncertainty, senior management’s recommendations and the counsel of Towers Watson, the Compensation Committee decided to increase the base salaries for the Chief Operating Officer and Chief Financial Officer by 5% and 3.9%, respectively, and to maintain the base salary of the Chief Executive Officer at the 2009 level. This positioned the base salaries slightly above the 50th percentile of the peer group for Mr. Orr and at that level for Messrs. Knowles and Merril, respectively.

Annual Bonuses:

In keeping with our policy of rewarding our executive officers for performance, executives, including our NEOs, were eligible to earn annual incentives under our annual incentive plan. Bonuses under the plan increase each executive’s focus on specific short-term corporate operational goals. As a result, it balances the objectives of our other pay programs, which concentrate on individual performance (base salaries), long-term financial results, and stock price growth. Finally, annual bonuses allow us to manage fixed compensation costs, while still providing executives with competitive cash compensation consisting of salaries and bonuses.

Each year, the Compensation Committee approves a target bonus opportunity for each NEO. We intend for our target bonuses to be slightly above median levels to place more emphasis on achieving annual operating results and to support more demanding annual performance objectives. For 2010, our target bonuses were 100% of salary for Mr. Orr and 75% of salary for Messrs. Knowles and Merril, respectively. Target bonus opportunities for 2010 were unchanged from those in 2009 and were slightly above medians for executives in similar roles at companies of similar size to us, consistent with our historical approach. Actual bonuses can range from 0% to 200% of target depending on actual performance. In this manner, we can reward our executives with higher levels of cash compensation for results that substantially exceed target results. Conversely, we pay relatively lower levels of cash compensation for results that fail to meet minimally acceptable standards.

Annual bonuses are based on results in two areas:

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted for special income and expenses approved by the Compensation Committee. EBITDA results determine 50% of an executive’s annual bonus.

•	Cash flow before capital expenditures, which determines the remaining 50% of an individual’s award.

The use of EBITDA as a bonus metric focuses on our core operating profitability and is not influenced by accounting policies, significant non-operating results or other extraordinary items that can obscure our operating results. We believe consistent improvements in our operating results over time should produce value for our shareholders over the long-term. Cash flow balances the profitability focus of EBITDA by measuring our executives’ ability to manage our working capital. Moreover, it focuses our management on generating discretionary cash that can be used to invest in assets, make acquisitions, retire debt, pay dividends and re-purchase our Common Stock without disrupting operations. Cash flow is measured before capital expenditures so as to balance sound decisions on long-term capital investments with achievement of cash flow goals. Both measures are weighted equally in order to balance near-term profitability with long-term growth.

Each year, the Compensation Committee approves annual performance targets for EBITDA and cash flow. These targets are based on the annual budget developed by our senior management through vigorous bottoms-up planning, evaluation of business expectations for each business segment, customer reviews, raw material availability and pricing evaluations, SG&A considerations and general economic conditions. The annual budget is vetted and approved by the Board. Targets are established based upon a reasonable level of expected return given our performance against the annual budget. Once targets are established, the Compensation Committee sets minimum and maximum goals to appropriately reward for results that exceed or fall short of target expectations.

	Bonus % (1)
Performance	Target	EBITDA	Cash Flow
Objective	Award	($ Millions)	($ Millions)

Minimum	0%	$61.02	$49.30
Target	100%	$76.28	$61.63
Maximum	200%	$95.35	$77.04

(1) Bonuses for results in between performance objectives are interpolated

For 2010, the Company achieved an EBITDA and cash flow under the plan that corresponded to a 27.4% payout for the EBITDA component under the plan and 97.8% payout for the cash flow component under the plan, which resulted in an averaged payout of 62.6% (the “2010 Percentage Payout”). Based on this payout percentage and the executive’s target bonus opportunity, the Company’s NEOs received the following bonuses for 2010:

•	Mr. Orr: $454,160 = 2010 Payout Percentage x 100% target bonus opportunity x $725,000 salary;

•	Mr. Knowles: $197,325 = 2010 Payout Percentage x 75% target bonus opportunity x $420,000 salary; and

•	Mr. Merril: $161,031 = 2010 Payout Percentage x 75% target bonus opportunity x $342,750 salary.

Each of these cash bonuses was paid early in 2011. Bonuses earned by our NEOs for 2010 produced cash compensation levels that were below target levels as well as below the 50th percentile levels for executives in similar roles at similar size companies, reflecting our failure to achieve target objectives.

Long-Term Incentives:

The 2008 Incentive Stock Plan provides us with flexibility to grant stock options, stock appreciation rights, performance awards, restricted stock, and other forms of equity-based awards. These awards are consistent with our goal of motivating and rewarding our executive officers for increasing shareholder value and promote our long-term interests by aiding the retention of high-quality executives. Our use of long-term incentives reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving Company performance objectives designed to enhance shareholder value. Finally, long-term incentives in the form of stock help build executive stock ownership, consistent with our stock ownership objectives more fully described in the section titled “Stock Ownership Guidelines” and strengthen the alignment with our shareholders’ interests.

We customarily have awarded long-term equity incentives in the form of stock options to our NEOs and other executives. These grants were normally made during September or October of each fiscal year. Beginning in 2010, the Compensation Committee decided to move the timing of option and other long-term incentive grants to the first quarter of each fiscal year. This change allowed the Compensation Committee to have greater visibility into the fiscal year-end results at the time it made its determination of the equity and long-term incentive awards it granted. Moreover, it enabled the Compensation Committee and management to take a holistic approach to making pay decisions on incentive pay. In other words, decisions regarding an executive’s incentive pay — bonus payouts, changes in target bonuses and long-

term incentive awards — could be made at the same time and reviewed within the context of an individual’s total compensation.

In 2010 under the 2010 LTIP, the Board awarded a blend of stock options, service-based restricted stock awards and performance-based long-term cash incentives. Unlike the Company’s prior approach, the new program provided greater reward balance with each element designed to meet specific reward objectives:

•	Stock options align our executives’ interests with those of our shareholders because options only produce rewards to our executives if our stock price increases after options are granted. In addition, options help build executive ownership.

•	Service-based restricted stock grants help in attracting and retaining our key executives, which is especially helpful given the cyclical nature of some of our business segments. Restricted stock also ties our executives to the total returns earned by our shareholders — through dividends as well as stock price appreciation.

•	Long-term cash incentives reward our executives for achieving financial goals over a multi-year period. Moreover, the use of cash helps us to more effectively manage the shares available for use under our 2008 Incentive Stock Plan, reduces dilution of our shareholders’ interests and provides our executives competitive long-term incentive opportunities. In addition, the use of cash provides our executives a means to pay for taxes associated with their long-term awards, helping them retain more of the shares received as options and restricted shares.

To strengthen the awards’ long-term ties to performance as well as to help retain our executives, long-term incentives vest or are earned over several years. For example, stock options vest ratably on the first three anniversaries of the grant and are exercisable within ten years following their grant, consistent with our historical terms for option grants. Service-based restricted stock grants are subject to three-year cliff vesting, which is generally more demanding than our peers’ practices for similar awards, is tied to continued service, and provides a strong device for retaining our executives. Finally, long-term cash incentives are based on the achievement of pre-established objectives over a three-year period.

Long-term cash incentives are based on our average return on invested capital (“ROIC”) for the three-year period beginning in 2010 and ending in 2012. ROIC equals our earnings before interest and taxes (“EBIT”) divided by our total invested capital (total debt and total equity). In our view, ROIC holds our management accountable for all capital invested in the Company. Moreover, it represents an appropriate measure for a capital intense business like ours. It also balances the measures used in our annual bonus plan. Finally, we believe that consistently high levels of ROIC should produce gains in stock price for our shareholders.

Target performance represented a reasonable objective as it approximated the median three-year ROIC results of our peers and other S&P Small Cap 600 Companies (“S&P Small Caps”). Moreover, we only exceeded this level of performance in four of the past eight three-year cycles. Maximum results reflected a reasonable stretch that approximated the 75th percentile of our peers and S&P Small Caps and were results we had not achieved in the past eight three-year cycles. The minimum ROIC goal was comparable to the 25th percentiles of our peers and S&P Small Caps and comparable to our performance for the three-year period ending in 2009.

Normally, our long-term incentives target 50th percentile values for executives in similar roles at companies of similar size. In 2010, the Compensation Committee approved awards that were slightly higher than that level. This recognized no grants were made in 2009 as we completed the design of the 2010 LTIP and shifted the granting of awards from the fourth quarter of the fiscal year (e.g., October 2009) to the first quarter of the fiscal year (e.g., March 2010). Long-term incentive values for 2011 are intended to return to targeting market median levels. Once target values were developed, awards for each long-term element were based on an individual’s position, organizational level, scope of responsibilities, their ties to long-term results, and any special attraction and retention needs. For the NEOs, the Compensation Committee aimed to strike a balance between the three elements while emphasizing performance-based elements (options and long-term cash incentives) over service-based ones (restricted stock).

•	For Messrs. Knowles and Merril, 35% of their target value was delivered in the form of stock options, 35% in the form of target long-term cash incentives, and 30% as service-based restricted stock.

•	For Mr. Orr, his initial award mix was slightly different: 20% in the form of options, 45% as long-term cash incentives, and 35% as service-based restricted stock. The difference in Mr. Orr’s mix was the result of a strong desire by the Compensation Committee to hold him accountable for significantly improving our ROIC, which is the basis for determining the long-term cash incentives actually earned. Moreover, the change in mix helped more effectively manage the dilution associated with his awards.

Retirement and Other Benefits:

We also maintain qualified and nonqualified retirement programs to provide our executives and other employees basic life and income security needs and recognize individual contributions during their career with Myers. The NEOs participate in our qualified retirement plan (a tax-qualified 401(k) Plan, pursuant to which all participants are eligible to receive matching contributions from the Company) on the same terms as all of our other employees.

NEOs also participate in our Supplemental Executive Retirement Plan (“SERP”). The SERP was adopted to replace retirement benefits lost because of regulatory limits associated with qualified plans, provide retirement benefits for our NEOs comparable to that of other employees who are not constrained by regulatory limits, offer more competitive benefits to newly appointed senior executives, and enhance the retention and recruitment of high-quality executives. The SERP provides additional pension benefits to a select group of management. The annual supplemental pension benefit is payable for ten years commencing at retirement or age 65. Credit for years of service under the SERP may also be awarded to a participant at the discretion of the Compensation Committee. As part of their respective employment agreements, Messrs. Orr, Knowles and Merril were provided with an annual SERP benefit equal to $275,000, $75,000, and $50,000, respectively, payable for ten years commencing at the later of retirement or age 65, as well as a “Years of Service” credit. On March 4, 2011, the Board of Directors approved an amendment to the SERP between the Company and Mr. Orr dated as of March 1, 2011. The full text of the amendment to the SERP is attached as Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on March 7, 2011. The amendment to the SERP is effective as of June 1, 2011 and increases the minimum supplemental pension benefit for Mr. Orr to $325,000.

NEOs also participate in broad-based benefit plans that are available to all employees, including health insurance and life and disability insurance. Executives’ benefits are not tied to individual or Company performance, which is the same approach used for other employees. Moreover, changes to executives’ benefits reflect the changes to the benefits of other employees.

Executive Perquisites:

The Company’s executive perquisites are modest relative to the general practices of other companies. These rewards are not tied to individual or Company performance. We believe these benefits are modest, are highly valued by recipients, have limited cost, are part of a competitive reward program, and help in attracting and retaining the best executives.

In 2010, all of our NEOs received either a car allowance (Mr. Knowles) or Company provided car plus reimbursement for related expenses (Messrs. Orr and Merril). NEOs also are able to use the Company’s country club membership, but at their own expense. In addition, in 2010 Mr. Knowles was reimbursed for temporary living expenses associated with his relocation to the Akron, Ohio area upon joining the Company. NEOs are also eligible for an annual physical examination.

Other Policies and Practices.

•	Timing of Equity Grants and Grant Price. Option grants and other equity incentives are generally awarded during the first Compensation Committee meeting of the fiscal year, normally in early March.

This meeting is normally set more than a year in advance, limiting our ability to time the market for equity awards. The value of any such grants is determined by the closing price of our stock on the NYSE on the date that the Compensation Committee approves such grants. In addition, from time-to-time during the year, the Compensation Committee may make grants to a new employee or, in rare circumstances, to a current employee. In such cases, the value of the grants is based on the closing price of our stock on the NYSE on the date of such grants.

•	Stock Ownership Guidelines: A key objective of our executive pay program in general and our long-term incentive awards in particular is to encourage and build stock ownership. As a result, we adopted stock ownership guidelines that are common at other companies. These guidelines were adopted in the fall of 2010 and require Mr. Orr to own shares that are equal to three times his base salary. Messrs. Knowles and Merril are required to own shares equal to two times their respective base salaries. NEOs have five years from the date the guidelines were adopted to achieve these ownership targets. In determining stock ownership, we count shares owned outright, including shares owned jointly with a spouse or separately by a spouse and/or children that share the NEO’s household, vested and unvested restricted stock units, and vested stock options.

•	Accounting and Tax Considerations: In designing our compensation programs, we take into consideration the accounting and tax effect that the components will have or may have on our executive officers and the Company. However, in light of the fact that only Mr. Orr’s compensation may be impacted by Sec. 162(m) of Internal Revenue Code of 1986, as amended (the “IRC”), and the impact of the potential lost deduction is de minimis, the Compensation Committee has decided to retain flexibility in compensating our executive officers.

Pay Decisions for 2011.

In March 2011, the Compensation Committee met to approve the Company’s executive pay program for NEOs for 2011. Overall, the pay program continues to reflect the approach used in 2010:

•	Base salaries were maintained at 2010 levels;

•	Target bonus opportunities were unchanged;

•	Bonuses remained tied to achieving budgeted EBITDA and cash flow;

•	Equity award values were down from those in 2010, but reflect 50th percentile values;

•	NEOs continued to receive a mix of options, service-based restricted stock and long-term cash incentives;

•	Long-term cash incentives remained tied to three-year ROIC; and

•	Terms and conditions of other equity awards also remained the same as they were in 2010.

The only substantive change to the Company’s pay program was in the mix of the Chief Executive Officer’s long-term incentives. His mix was changed to 35% options, 35% long-term cash incentives, and 30% service-based restricted stock to align his rewards with the other NEOs and reinforce the concept of a single management team.

Compensation Committee Interlocks and Insider Participation.

During fiscal 2010, the following directors were members of the Compensation Committee: Jon H. Outcalt, Robert A. Stefanko, Richard P. Johnston (until April 30, 2010), Keith A. Brown, John B. Crowe (after April 30, 2010), and Vincent C. Byrd (after December 2010). None of the Compensation Committee’s members have at any time been an officer or employee of the Company. None of our NEOs serve, or in the past fiscal year has served as a member of the board of directors or compensation committee of any entity that has one or more NEOs serving on the Company’s Board or Compensation Committee.

Compensation Committee Report on Executive Compensation.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee, which is currently composed of five independent directors, operates under a written charter adopted by the Compensation Committee and ratified by the Board. A copy of the charter is available on our website www.myersind.com on the “Corporate Governance” page under the “Investor Relations” section. The Compensation Committee is responsible for, among other duties, establishing and administering the policies which govern executive compensation.

The executive compensation program for the executive officers of the Company is administered by the Compensation Committee. The Compensation Committee’s function is to review the performance of the Chief Executive Officer and the other executive officers in determining the amount and type of compensation to be paid and awarded, as well as approve compensation adjustments and to make awards of cash bonuses and long-term incentive grants, if deemed appropriate. Historically, the Compensation Committee primarily based its decisions on qualitative factors, exercising its discretion and using its judgment after considering those factors it deemed relevant. The Compensation Committee continues to place increased emphasis on quantitative factors pursuant to the executive cash bonus compensation plan.

The Compensation Committee, in the performance of its duties and responsibilities, has reviewed and discussed with management the information provided under the section titled “Compensation Discussion and Analysis”. Based on discussions with management and our review of the “Compensation Discussion and Analysis” disclosure, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The foregoing report has been furnished by the current members of the Compensation Committee, being:

Jon H. Outcalt, Chairman and Presiding Director, Robert A. Stefanko, Keith A. Brown, John B. Crowe, and Vincent C. Byrd

Summary of Cash and Certain Other Compensation.

The following table contains certain information regarding the compensation earned, paid or payable during 2010, for services rendered to the Company and its subsidiaries during fiscal 2010, to the NEOs.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Year	($)	($)(1)	($)(2)(3)	($)(2)(3)	($)	Earnings ($)	($)(4)	Total ($)

John C. Orr,	2010	725,000	454,160	563,305	254,280	—	161,014	52,768	2,210,527
President & Chief	2009	725,000	725,000	—	—	—	81,166	38,134	1,569,300
Executive Officer	2008	725,000	—	276,100	1,877,501	—	888,272	41,587	3,808,460
David B. Knowles,	2010	420,000	197,325	190,427	118,422	—	—	41,303	967,477
Executive Vice	2009	200,000	161,096	—	86,100	—	—	18,021	465,217
President & Chief	2008	—	—	—	—	—	—	—	—
Operating Officer
Donald A. Merril,	2010	342,750	161,031	100,697	62,730	—	—	24,167	691,375
Senior Vice	2009	330,750	248,063	—	—	—	15,107	9,322	603,242
President & Chief	2008	330,750	—	87,850	229,447	—	—	5,786	653,833
Financial Officer

(1)	The amounts set forth in this column were earned during the respective fiscal year and paid early in the following year.

(2)	Amounts shown do not reflect compensation actually received by the executive officers. Instead the amounts shown are reported at grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, Compensation — Stock Compensation (referred to herein as “FASB ASC Topic 718”). The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to our Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

(3)	Information regarding the shares of restricted stock and stock options granted to our NEOs during 2008, 2009 and 2010 are set forth in the Grants of Plan Based Awards Table for each respective year. The Grants of Plan Based Awards Table also sets forth the grant date fair value in accordance with FASB ASC Topic 718. The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to our Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

(4)	The amounts set forth in this column include: (a) Company contributions under our 401(k) Plan and profit sharing plan earned during the respective fiscal year, but paid early in the following year; (b) tax reimbursement payments; (c) perquisites and other personal benefits. The amounts are listed in the following table:

	2010	2009	2008

Mr. Orr

Contributions	5,303	—	1,347
Tax Reimbursement	—	—	12,250
Perquisites	47,735	38,134	27,990

Total	52,768	38,134	41,587
Mr. Knowles

Contributions	5,303	—	—
Tax Reimbursement	—	—	—
Perquisites	36,000	18,021	—

Total	41,303	18,021	—
Mr. Merril

Contributions	4,078	—	—
Tax Reimbursement	—	—	—
Perquisites	20,089	9,322	5,786

Total	24,167	9,322	5,786

The perquisites and other personal benefits for Mr. Orr during fiscal 2010 included: (i) an automobile and related expenses and (ii) payment of insurance premiums. The perquisites and other personal benefits for Mr. Knowles during fiscal 2010 included: (i) an automobile allowance and (ii) temporary living expenses. The perquisites and other personal benefits for Mr. Merril during fiscal 2010 included an automobile and payment of insurance premiums. These benefits are valued based on the incremental costs to us.

Employment Agreements Including Change in Control.

John C. Orr, President and Chief Executive Officer, was appointed to his current position on May 1, 2005. On June 20, 2008, the Board of Directors, upon the recommendation of the Compensation Committee, approved an amended employment agreement between the Company and Mr. Orr, for Mr. Orr to continue serving the Company as the President and Chief Executive Officer. The amended employment agreement was effective as of June 1, 2008 and has a three year term. Mr. Orr’s amended employment agreement provided a base salary of $725,000 and certain benefits, with an annual bonus opportunity each year during his employment term that is based on metrics established by the Compensation Committee, but with a target of not less than 100% of Mr. Orr’s base salary for the particular year. The benefits provided under Mr. Orr’s amended employment agreement included, but were not limited to: (i) participation in our profit sharing plan, (ii) benefits under the supplemental executive retirement plan, (iii) short-term and long-term disability insurance, (iv) life insurance, (v) medical and dental insurance, (vi) vacation, (vii) incentive stock options under the 2008 Incentive Stock Plan, (viii) an automobile and reimbursement of insurance and other expenses related to the automobile, (ix) annual grant of stock options with a value on the date of grant of at least $1,000,000 determined on the basis of a Black-Scholes valuation or other measure utilized by the Compensation Committee, provided such other measure is in general use at the time of such grant by other public companies, (x) a one-time special option to purchase shares of Common Stock with a value on the date of grant of at least $750,000, and (xi) reimbursement of any excise taxes.

In fiscal 2009, Mr. Orr agreed to defer receipt of the option grants provided in his employment agreement pending stabilization of the economic environment, the financial performance of the Company and the adoption by the Compensation Committee of the 2010 LTIP. Mr. Orr, the senior management team and the Compensation Committee worked with Towers Watson in fiscal 2009 to design the 2010 LTIP to provide more emphasis on performance based awards in long-term incentive compensation and to reduce potential dilution resulting from the issuance of stock options alone to senior management. The Compensation Committee and Mr. Orr agreed that it was more advantageous to the Company to have Mr. Orr participate in the same long-term incentive plan, with the same incentives and motivations, as the rest of the senior management team, rather than continuing to receive the guaranteed option grants provided for in his employment agreement. Consequently, in March, 2010, Mr. Orr and the Company further amended his employment agreement to eliminate the guaranteed options grant in exchange for Mr. Orr’s participation in the 2010 LTIP along with the other members of our senior management, and Mr. Orr’s receipt of awards thereunder as approved by the Compensation Committee.

Mr. Orr’s amended employment agreement also provides that if Mr. Orr is terminated other than for cause or if he terminates for good reason, or if there is a change in control, then he is entitled to: (1) three times Mr. Orr’s annual base salary as in effect on the date of his termination in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) three times his annual bonus at the highest rate in effect during the prior three year period plus (B) a pro-rata portion of the target annual bonus within thirty (30) days after such termination; (3) COBRA health coverage at the Company’s expense for the applicable period under Section 4980B of the IRC, followed by coverage under the Company’s health care plans for the remainder of the employment term; (4) continuation of the automobile allowance for the remainder of the employment term; (5) long term disability protection for the remainder of the employment term; (6) life insurance protection for the remainder of the employment term; and (7) outplacement services for one year and is provided with IRC Section 280G protection in the form of an excise tax gross-up payment. In addition, upon Mr. Orr’s termination following a change of control, all of Mr. Orr’s outstanding stock options and restricted stock awards will become vested, to the extent not previously forfeited or terminated. Mr. Orr is also subject to a three year non-compete agreement.

In the event that Mr. Orr’s employment is terminated by us other than for cause or by him for good reason, or if there is a change of control of the Company, then Mr. Orr would receive the following benefits under the terms of his employment agreement if such event occurred as of December 31, 2010: (i) a lump sum payment of $4,350,000 consisting of a combination of a payment of three times his most recent salary and three times the highest annual bonus awarded during the prior three year period plus the pro rata share of the current year target annual bonus; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of three years with an estimated value of $145,000; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $1,734,248 and (iv) other benefits valued at $65,000, including payments for automobile allowances. If Mr. Orr is terminated by us for cause or he resigns other than for good reason, then Mr. Orr is only entitled to compensation earned prior to the date of termination that has not yet been paid.

As a result of discussions between Mr. Orr and the Compensation Committee, on March 4, 2011, the Board of Directors approved a severance agreement between the Company and Mr. Orr dated as of March 1, 2011. The full text of the severance agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on March 7, 2011. The severance agreement is effective as of June 1, 2011 following the expiration of the amended employment agreement described above. On June 1, 2011, Mr. Orr’s employment by the Company will be employment-at-will. Mr. Orr’s severance agreement also provides that if Mr. Orr is terminated other than for cause or if he terminates for good reason, including following a change in control, any time prior to June 1, 2014, then he is entitled to: (1) three times Mr. Orr’s annual base salary as in effect on the date of his termination in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) three times his annual bonus at the highest rate in effect during the prior three year period plus (B) a pro-rata portion of the current year target annual bonus within thirty (30) days after such termination; (3) health coverage for three years; (4) an automobile allowance for three years; (5) long term disability protection for three years; (6) life insurance protection for three years; and (7) outplacement services for one year.

Mr. Orr’s severance agreement provides that if Mr. Orr is terminated other than for cause or if he terminates for good reason, including following a change in control, any time during the period from June 1, 2014 until June 1, 2015, then he is entitled to: (1) two times Mr. Orr’s annual base salary as in effect on the date of his termination in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) two times his annual bonus at the highest rate in effect during the prior two year period plus (B) a pro-rata portion of the current year target annual bonus within thirty (30) days after such termination; (3) health coverage for two years; (4) an automobile allowance for two years; (5) long term disability protection for two years; (6) life insurance protection for two years; and (7) outplacement services for one year.

Mr. Orr’s severance agreement provides that if Mr. Orr is terminated other than for cause or if he terminates for good reason, including following a change in control, any time during the period from June 1, 2015 until June 1, 2016, then he is entitled to: (1) one times Mr. Orr’s annual base salary as in effect on the date of his termination in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) one times his annual bonus at the highest rate in effect during the prior one year period plus (B) a pro-rata portion of the current year target annual bonus within thirty (30) days after such termination; (3) health coverage for the applicable period under Section 4980B of the IRC; (4) an automobile allowance for one year; (5) long term disability protection for one year; (6) life insurance protection for one year; and (7) outplacement services for one year.

In addition, Mr. Orr’s severance agreement provides that upon Mr. Orr’s termination by the Company other than for cause or if he terminates for good reason, including following a change in control, all of Mr. Orr’s outstanding stock options and restricted stock awards will become vested, to the extent not previously forfeited or terminated. Mr. Orr is also subject to a three year non-compete agreement. The severance agreement does not provide IRC Section 280G protection or excise tax gross-up payments. If Mr. Orr is terminated by us for cause or resigns other than for good reason, then Mr. Orr is only entitled to compensation earned prior to the date of termination that has not yet been paid.

David B. Knowles, Executive Vice President and Chief Operating Officer, was appointed to his current position effective June 19, 2009, for a two year term with automatic renewals for successive one year terms thereafter until an event of termination. Under the terms of his employment agreement, Mr. Knowles will receive a base salary of $400,000 per year, subject to annual review by the Compensation Committee. For 2010, Mr. Knowles received a bonus of $197,325 pursuant to the executive cash bonus compensation plan. Any future or additional bonus will be determined by the Compensation Committee pursuant to metrics established by the Compensation Committee, with a target annual bonus opportunity for each year that is not less than 75% of Mr. Knowles’ base salary for the particular year. In connection with the employment agreement, Mr. Knowles was granted stock options to acquire 30,000 shares of the Company’s common stock. The benefits provided under Mr. Knowles’ employment agreement include, but are not limited to: (i) participation in our profit sharing plan, (ii) benefits under the supplemental executive retirement plan, (iii) short-term and long-term disability insurance, (iv) group term life insurance, (v) medical and dental insurance, (vi) vacation (vii) a monthly automobile allowance; and (viii) reimbursement of moving expenses and a one time payment for closing costs and other expenses relating to the sale of his current home and/or purchase of a new home in the Akron, Ohio area. The Compensation Committee increased the annual base salary payable to Mr. Knowles under his employment agreement to $420,000 for fiscal year 2010.

In the event that Mr. Knowles’ employment is terminated by the Company other than for cause or is terminated by Mr. Knowles for good reason, then the Company will provide to Mr. Knowles in addition to any base salary and annual bonus accrued and unpaid as of the date of termination: (1) continuation of Mr. Knowles’ annual base salary as in effect on the date of his termination for a period of one year after such termination; (2) an amount equal to his annual bonus at the highest rate in effect during the prior three year period plus the pro rata share of the current year target annual bonus payable in a lump sum within ninety (90) days after such termination; (3) COBRA health coverage at the Company’s expense for a period of one year; (4) continuation of the automobile allowance for a period of one year; (5) long term disability protection for a period of one year; (6) life insurance protection for a period of one year; and (7) outplacement services for one year. In the event that Mr. Knowles is terminated due to his death or disability, then Mr. Knowles or his spouse will be entitled to receive: (1) any base salary and annual bonus accrued and unpaid; (2) any amounts payable under any Company employee benefit plan; and (3) COBRA coverage at the Company’s expense for the longer of (A) the applicable period under IRC Section 4980B; or (B) thirty-six (36) months. If Mr. Knowles’ employment is terminated by the Company with cause or by Mr. Knowles without good reason, then no further compensation is payable to Mr. Knowles other than compensation earned prior to the termination but unpaid at the time of termination. In the event Mr. Knowles is terminated in connection with, or within thirty (30) days following, the occurrence of a specified change in control event, Mr. Knowles will be provided with the following benefits in addition to any base salary and annual bonus accrued and unpaid as of the date of termination: (1) an amount equal to the sum of (A) one and one half (1 1/2) times his annual base salary as in effect on the date of his termination, plus (B) one and a half (1 1/2) times his annual bonus at the highest rate in effect during the prior three year period, payable within thirty (30) days after such termination; and (2) full vesting of all outstanding stock options, restricted stock or similar awards and any option shall become fully exercisable within 90 days of such termination date. Mr. Knowles is subject to a three year non-compete agreement.

In the event that Mr. Knowles’ employment is terminated by us other than for cause or by him for good reason then Mr. Knowles would receive the following benefits if such event occurred as of December 31, 2010: (i) a payment of $617,325 consisting of a combination of continuation of payment of his then base salary for one year and a lump sum payment of the highest annual bonus awarded during the prior three year period; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of one year with an estimated value of $20,000; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $366,249 and (iv) other benefits valued at $43,000, including payments for automobile allowances and executive outplacement service fees. In the event Mr. Knowles is terminated in connection with, or within thirty (30) days following, the occurrence of a specified change in control event other than for cause or by him for good reason, then Mr. Knowles would receive the following benefits if such event occurred as of December 31, 2010: (i) a payment of $925,988 consisting of a combination of a payment of one and a half times his most recent salary and one and a half times the highest annual bonus awarded during the prior three year period; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of one year with an estimated value of $20,000; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $366,249 and (iv) other benefits valued at $44,000, including payments for automobile allowances and executive outplacement service fees. If Mr. Knowles is terminated by us for cause or resigns other than for good reason, then Mr. Knowles is only entitled to compensation earned prior to the date of termination that has not yet been paid.

Donald A. Merril, Senior Vice President, Chief Financial Officer and Corporate Secretary, was appointed to his current position effective April 25, 2006. On January 24, 2006, the Compensation Committee approved an employment agreement with Mr. Merril for a term that continues indefinitely until an event of termination. The employment agreement provides him with a base salary and certain benefits with any bonus to be determined by the Compensation Committee pursuant to metrics established by the Compensation Committee, with a target annual bonus opportunity for each year that is not less than 75% of Mr. Merril’s base salary for the particular year. The benefits provided under Mr. Merril’s employment agreement include, but are not limited to: (i) participation in our profit sharing plan, (ii) benefits under the supplemental executive retirement plan, (iii) short-term and long-term disability insurance, (iv) group term life insurance, (v) medical and dental insurance, (vi) vacation, (vii) incentive stock options under the 2008 Incentive Stock Plan, and (viii) an automobile and reimbursement of related expenses. The Compensation Committee increased the annual base salary payable to Mr. Merril under his employment agreement to $342,750 for fiscal year 2010. His employment agreement also provides that if Mr. Merril is terminated other than for cause or if he terminates for good reason, he is entitled to one year of compensation and benefits. If there is a change in control and Mr. Merril is terminated, Mr. Merril is entitled to 18 months compensation and benefits and is provided with IRC Section 280G protection in the form of an excise tax gross-up payment, if applicable. Mr. Merril is subject to a three year non-compete agreement, except in a change in control situation, and then for 18 months.

In the event that Mr. Merril’s employment is terminated by us other than for cause or by him for good reason then Mr. Merril would receive the following benefits if such event occurred as of December 31, 2010: (i) a lump sum payment of $590,813 consisting of a combination of a payment of his most recent base salary and the highest annual bonus awarded during the prior three year period; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of one year with an estimated value of $20,000; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $331,354 and (iv) other benefits valued at $44,000, including payments for automobile allowances and executive outplacement service fees. In the event of a change of control, Mr. Merril has the right to extend his employment under the terms of this employment agreement for a period of 18 months. Further upon a change of control and termination of Mr. Merril’s employment by us other than for cause or by him for good reason then Mr. Merril would receive the following benefits if such event occurred as of December 31, 2010: (i) a lump sum payment of $886,219 consisting of a combination of a payment of one and a half times his most recent salary and one and a half times the highest annual bonus awarded during the prior three year period; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of eighteen months with an estimated value of $30,000; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $331,354 and (iv) other benefits valued at $44,000, including payments for automobile allowances and executive outplacement service fees. If Mr. Merril is terminated by us for cause or resigns other than for good reason, then Mr. Merril is only entitled to compensation earned prior to the date of termination that has not yet been paid.

For purposes of Mr. Orr’s, Mr. Knowles’ and Mr. Merril’s employment agreements, a change in control is defined generally as: (1) the acquisition by any person of 20% or more of the voting power of the outstanding securities of the Company, (2) a change in the majority of directors during a one year period, (3) a merger or consolidation of the Company where the Company is not the surviving entity, (4) the complete liquidation of the Company, or (5) the sale or disposition of more than 50% of the Company’s assets.

The Company’s Amended and Restated Code of Regulations provide that the Company will indemnify, to the fullest extent then permitted by law, any officer or former officer of the Company who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was an officer of the Company, or serving at the request of the Company as an officer of another entity. The Company has entered into indemnity agreements with its executive officers contractually obligating the Company to provide such protection. The Company also currently has in effect officer and director insurance coverage.

Grants of Plan Based Awards.

The following table contains information concerning the grant of plan based awards to the NEOs under the 2008 Incentive Stock Plan. The actual value and gains, if any, on an option exercise are dependent upon the future performance of our Common Stock and overall market conditions. The option awards and unvested portion of stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2010 Year-End table below.

Grants of Plan Based Awards
During Fiscal 2010

											All Other	All Other
											Stock	Option
											Awards:	Awards:	Exercise
		Estimated Future						Estimated Future			Number	Number of	or Base	Grant Date
		Payouts Under Non-Equity						Payouts Under Equity			of Shares	Securities	Price of	Fair Value
		Incentive Plan Awards						Incentive Plan Awards			of Stock	Underlying	Option	of Stock
	Grant	Threshold		Target		Maximum		Threshold	Target	Maximum	or Units	Options	Awards	and Option
Name:	Date	($)		($)		($)		($)	($)	($)	(#)	(#)	($/Sh)	Award ($)

John C. Orr	3/4/10	—		—		—		—	—	—	56,500	—	—	563,305
	3/4/10	—		—		—		—	—	—	—	81,500	12.46	254,280
	3/4/10	357,500(1)		715,000(1)		1,430,000	(1)	—	—	—	—	—	—	—
David B. Knowles	3/4/10	—		—		—		—	—	—	19,100	—	—	190,427
	3/4/10	—		—		—		—	—	—	—	38,700	9.97	118,422
	3/4/10	110,000	(1)	220,000	(1)	440,000	(1)	—	—	—	—	—	—	—
Donald A. Merril	3/4/10	—		—		—		—	—	—	10,100	—	—	100,697
	3/4/10	—		—		—		—	—	—	—	20,500	9.97	62,730
	3/4/10	57,500	(1)	115,000	(1)	230,000	(1)

(1)	Represents estimated future payout for performance-based cash awards. The payouts are based on return on invested capital for 2010, 2011, 2012. The payouts are based on the following return on invested capital targets: thresold-5%, target-10%, and maximum-15%.

Outstanding Equity Awards at Fiscal Year End.  The following table shows all outstanding equity awards held by the NEOs at the end of fiscal 2010 that have not been exercised or that have not vested. Certain of the awards identified in the table below are also reported in the Grants of Plan Based Awards During Fiscal 2010 table above.

Outstanding Equity Awards at Fiscal 2010 Year-End

	Option Awards							Stock Awards
												Equity
											Equity	Incentive Plan
											Incentive Plan	Awards:
					Equity Incentive						Awards:	Market or
					Plan Awards:						Number of	Payout Value
	Number of		Number of		Number of						Unearned	of Unearned
	Securities		Securities		Securities			Number of		Market Value	Shares, Units	Shares, Units
	Underlying		Underlying		Underlying			Shares or		of Shares or	or Other	or Other
	Unexercised		Unexercised		Unexercised	Option		Units of Stock		Units of Stock	Rights That	Rights That
	Options		Options		Unearned	Exercise	Option	That Have		That Have	Have Not	Have Not
	(#)		(#)		Options	Price	Expiration	Not Vested		Not Vested	Vested	Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)(5)	(#)	($)

John C. Orr	3,300	(1)	—		0	8.00	3/12/13	—		—	0	0
	25,000	(1)	—		0	11.15	5/31/15	—		—	0	0
	6,868	(1)	—		0	17.02	9/16/16	—		—	0	0
	45,132	(2)	—		0	17.02	9/19/16	—		—	0	0
	842	(1)	421	(1)	0	12.55	4/23/18	—		—	0	0
	37,158	(2)	18,579	(2)	0	12.55	4/23/18	—		—	0	0
	—		—		0	—	—	22,000	(3)	214,280	0	0
	167,947	(2)	83,973	(2)	0	9.00	6/20/18	—		—	0	0
	8,673	(1)	8,673	(1)	0	10.92	10/3/18	—		—	0	0
	145,173	(2)	68,250	(2)	0	10.92	10/3/18	—		—	0	0
	—		81,500	(2)	0	12.46	3/4/20	—		—	0	0
	—		—		0	—	—	56,500	(4)	550,310	0	0

David B. Knowles	10,000	(1)	20,000	(1)	0	8.19	6/29/19	—		—	0	0
	—		38,700	(2)	0	9.97	3/4/20	—		—	0	0
	—		—		0	—	—	19,100	(4)	186,034	0	0

Donald A. Merril	15,000	(1)	—		0	15.11	1/24/16	—		—	0	0
	9,636	(1)	—		0	17.02	9/19/16	—		—	0	0
	8,364	(2)	—		0	17.02	9/19/16	—		—	0	0
	—		—		0	—	—	7,000	(4)	68,180	0	0
	13,333	(2)	6,667	(2)	0	12.55	4/23/18	—		—	0	0
	5,006	(1)	9,157	(1)	0	10.92	10/3/18	—		—	0	0
	20,394	(2)	3,543	(2)	0	10.92	10/3/18	—		—	0	0
	—		20,500	(2)	0	9.97	3/4/20	—		—	0	0
	—		—		0	—	—	10,100	(4)	98,374	0	0

(1)	Represents grants of incentive stock options.

(2)	Represents grants of non-qualified stock options.

(3)	The forfeiture provisions with respect to all of these restricted stock awards lapse on September 20, 2012 if the executive is still employed on such date and certain stock performance goals are met.

(4)	The forfeiture provisions with respect to all of these restricted stock awards lapse on September 20, 2013 if the executive is still employed on such date.

(5)	Based on the NYSE closing price of $9.74 per share as of December 31, 2010.

Option Exercises and Stock Vested for Fiscal 2010.  The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the NEOs, during fiscal 2010.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on Vesting	on Vesting
Name	Exercise (#)	($)	(#)	($)

John C. Orr	—	—	179,897	640,566
David B. Knowles	—	—	10,000	28,700
Donald A. Merril	—	—	19,367	80,081

Pension Benefits.  The following table shows all pension benefits held by the NEOs at the end of fiscal 2010 other than pursuant to our 401(k) Plan. The Company has adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides certain pension benefits to a select group of management employees. The annual supplemental pension benefit is payable for ten years commencing at the later of retirement or age 65. Under their respective employment agreements with the Company, Messrs. Orr, Knowles and Merril are guaranteed a minimum annual supplemental pension benefit of $275,000, $75,000 and $50,000, respectively. On March 4, 2011, the Board approved an amendment to the SERP between the Company and Mr. Orr dated as of March 1, 2011. The full text of the amendment to the SERP is attached as Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on March 7, 2011. The amendment to the SERP is effective as of June 1, 2011 and increases the minimum supplemental pension benefit for Mr. Orr to $325,000.

Pension Benefits

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

John C. Orr	Myers Industries, Inc. Executive Supplemental Retirement Plan	Fully Vested	1,653,769	0
David B. Knowles	Myers Industries, Inc. Executive Supplemental Retirement Plan	1	27,038	0
Donald A. Merril	Myers Industries, Inc. Executive Supplemental Retirement Plan	6	88,136	0

Policies and Procedures with Respect to Related Party Transactions.  The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, it is our preference, as a general rule, to avoid related party transactions. No related party transaction occurred during fiscal 2010.

Our Governance Committee reviews all relationships and transactions in which we and our directors, nominees for director and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. In addition our Audit Committee is responsible for reviewing and investigating any matters pertaining to our ethical codes of conduct, including conflicts of interest.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2010. Additional information regarding the services provided to the Company by KPMG LLP during 2010 is set forth below, under the section titled “Matters Relating to the Independent Registered Public Accounting Firm”.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

On March 3, 2011, the Audit Committee received proposals from independent registered public accounting firms for the Company’s 2011 audit. On March 8, 2011, subsequent to the filing of the Company’s Form 10-K for the year ended December 31, 2010, KPMG LLP completed all of its work for the Company and ceased serving as the Company’s independent registered public accounting firm. Subsequent to the filing of the Company’s Form 10-K, effective on March 9, 2011, Ernst & Young LLP accepted the Audit Committee’s appointment as the Company’s independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

Although shareholder ratification is not required under the laws of the State of Ohio, the appointment of Ernst & Young LLP is being submitted to our shareholders for ratification at the Annual Meeting in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment and may for other reasons be unable to make another appointment.

The Board of Directors recommends that you vote “FOR” Proposal 2 relating to the ratification of the appointment of Ernst & Young LLP

Matters Relating to the Independent Registered Public Accounting Firm.

The firm of KPMG LLP audited the books and records of the Company for each of the years ended December 31, 2010, 2009, and 2008. Representatives of KPMG LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

A description of the fees billed to the Company by KPMG LLP for each of the years ended December 31, 2010 and 2009 is set forth in the table below.

KPMG LLP was first retained by the Audit Committee in 2005. The Audit Committee (see, “Report of Audit Committee”) reviewed the non-audit services provided by KPMG LLP during the year ended December 31, 2010, and determined that the provision of such non-audit services was compatible with maintaining the accountants’ independence.

	2010	2009

Audit Fees(1)	$1,012,500	$1,142,500
Audit Related Fees(2)	$0	$0
Tax Fees(3)	$0	$0
All Other Fees(4)	$0	$0

(1)	Professional fees for the audit of the annual financial statements and the review of the quarterly financial statements. Includes $17,500 of additional fees paid after last year’s proxy statement was filed with the SEC related to services provided in connection with the Company’s sale of substantially all of the assets of its Michigan Rubber Products, Inc. and Buckhorn Rubber Products Inc. businesses and the reporting of “Discontinued Operations”.

(2)	Fees for assurance and related services reasonably related to audits and reviews of benefit plans.

(3)	Professional fees for tax compliance, tax advice, and tax planning.

(4)	Fees for all other products and services.

The Audit Committee’s Pre-Approval Policy requires the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific range or budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy, and the fees for the services performed to date. During 2010, all services were pre-approved by the Audit Committee in accordance with the policy. The Pre-Approval Policy is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersind.com.

Change of Independent Registered Public Accounting Firm — March 2011.

On March 8, 2011, subsequent to filing its Form 10-K for the year ended December 31, 2010, the Board of Directors dismissed KPMG LLP as its independent registered public accounting firm. On March 9, 2011, Ernst & Young LLP accepted the appointment as the Company’s independent registered public accounting firm for the fiscal year ending 2011, after completing its due diligence. The Audit Committee approved the change in independent registered public accounting firms.

KPMG LLP’s reports on the Company’s consolidated financial statements for each of the years ended December 31, 2010 and 2009 did not contain an adverse opinion or a disclaimer opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2010 and 2009, respectively, and through March 7, 2011, neither the Company, nor anyone acting on its behalf, consulted Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

During the prior two fiscal years and through March 8, 2011, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During the prior two fiscal years and through March 8, 2011, there were no reportable events, as listed in Item 301(a)(1)(v) of Regulation S-K.

Audit Committee Report.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or Exchange Act.

The Audit Committee, which is composed of four independent directors, is responsible for assisting the Board in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter, which is published on our website (www.myersind.com) on the “Corporate Governance” page under the “Investor Relations” section. Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of KPMG LLP, the independent registered public accounting firm for the Company. KPMG LLP is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on (i) the conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America and (ii) the effectiveness of internal control over financial reporting.

Each member of the Audit Committee is financially literate and independent as defined under the Board of Directors Independence Criteria policy and the independence standards set by the New York Stock Exchange. The Board has identified Robert A. Stefanko as the “audit committee financial expert”. Mr. Stefanko is independent, as independence for audit committee members is defined in the applicable listing standards of the New York Stock Exchange.

The Audit Committee’s responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by: management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for the Company’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board — United States (“PCAOB”) and expressing an opinion on (i) the conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America and (ii) the effectiveness of internal control over financial reporting.

In the performance of our duties we have:

•	reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2010;

•	discussed with KPMG LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by PCAOB in Rule 3200T; and

•	received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed KPMG LLP’s independence with KPMG LLP.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. We have selected Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.

The foregoing report has been furnished by the current members of the Audit Committee, being:

Robert A. Stefanko, Chair and Presiding Director, Vincent C. Byrd, Jon H. Outcalt, and Edward W. Kissel

PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its shareholders to approve the compensation as disclosed in the Compensation Discussion & Analysis (“CD&A”) and tabular disclosures of this Proxy Statement. Since the required vote is advisory, the result of the vote is not binding upon the Board.

As discussed in the CD&A section of this Proxy Statement, our executive compensation program is designed to motivate our executive officers to achieve short-term and long-term Company goals that will increase shareholder value; ensure that the actual compensation paid to our executive officers is aligned and correlated with financial performance and changes in shareholder value; motivate and reward executives whose knowledge, skills and performance are crucial to our success; and attract and retain talented and experienced executives and other key employees.

To meet our objectives, the Compensation Committee implemented the following policies:

•	Provide compensation packages that are within a range that is reasonably competitive in the market;

•	Provide short-term performance incentives by establishing goals for our executives through a bonus plan focused on operating performance and cash flow; and

•	Provide long-term performance incentives and reward executive management for achievement of long-term strategic initiatives through the use of restricted stock awards, option grants and other equity-based awards under our 2008 Incentive Stock Plan.

Our executive compensation program is designed to be consistent with the objectives set forth above. The basic elements of our compensation package include (i) base salary, (ii) annual bonus opportunities, (iii) long-term incentives, such as equity awards, (iv) retirement benefits, and (v) generally available health, welfare and other benefit programs and executive perquisites. Under our executive compensation program, we target total compensation to be within the median range of compensation paid to similarly situated executive officers at peer public companies and companies in our industry. We also monitor and assess the competitive retention and recruiting pressures for executive talent in our industries and our markets.

We are presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for our NEOs by voting for or against the following resolution. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Board. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our NEOs.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

The Board of Directors recommends that you vote “FOR” Proposal 3 relating to the approval of the Company’s executive compensation

PROPOSAL NO. 4 — ADVISORY VOTE ON THE FREQUENCY FOR HOLDING
THE NON-BINDING ADVISORY VOTE ON SAY-ON-PAY

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, at least once every six years the Company is required to submit for shareholder vote a non-binding resolution to determine whether the advisory shareholder vote on executive compensation shall occur every one, two, or three years.

After careful consideration, the Board believes that submitting the advisory vote on executive compensation to our shareholders on an annual basis is the most appropriate alternative for the Company and our shareholders at this time.

The proxy card provides shareholders with four choices (every one, two, or three years, or “Abstain”). Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board. The Compensation Committee will take into account the outcome of the vote when deciding when to present compensation arrangements for our NEOs to our shareholders for approval.

The Board of Directors recommends that you vote “For” a frequency option of “ONE YEAR”
relating to the frequency for holding the non-binding advisory vote on say-on-pay

Executive Officers of the Company.

Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC under the heading “Executive Officers of the Registrant”, which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of our filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s internet website at http://www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on our own internet website at www.myersind.com. The content of our website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.

Security Ownership of Certain Beneficial Owners and Management.

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2010 (unless otherwise indicated) by:

•	each person, who, to our knowledge, beneficially owns more than 5% of our common stock;

•	each of our Directors;

•	the Chief Executive Officer and the other NEOs; and

•	all individuals who served as Directors or NEOs, as a group.

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. The Company had no preferred stock issued or outstanding.

	Shares	Percent of
	Beneficially	Shares
	Owned	Outstanding

Greater Than 5% Owners(2,3)

Gamco Investors, Inc. One Corporate Center Rye, NY 10580-1422	5,152,522	14.59%

T. Rowe Price Associates, Inc.(4) 100 East Pratt Street Baltimore, Maryland 21202	3,309,430	9.37%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	2,965,301	8.40%

Stephen E. Myers(8)(6)	2,772,277	7.85%

Rutabaga Capital Management 64 Broad Street Boston, Massachusetts 02109	2,294,051	6.50%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,283,872	6.47%

Directors, Nominees, and Named Executive Officers (1,2,5,6)
Keith A. Brown	88,478
Richard P. Johnston	31,043
Edward W. Kissel	17,256
John C. Orr(7)	578,364	1.63%
Vincent C. Byrd	4,750
Sarah R. Coffin	0
John B. Crowe	3,000
David B. Knowles(7)	29,100
Jon H. Outcalt	41,946
Robert A. Stefanko	3,300
Donald A. Merril(7)	88,833
Stephen E. Myers(8)	2,772,277	7.85%
William A. Foley	0
Robert B. Heisler, Jr.	0

All Directors, Nominees and Named Executive Officers as a group (14 persons)	3,658,347	10.36%

(1)	Unless otherwise indicated, none of the persons listed beneficially owns one percent or more of the outstanding shares of Common Stock.

(2)	Unless otherwise noted, the beneficial owner uses the same address as the address of the principal office of the Company.

(3)	According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Number of shares of Common Stock beneficially owned is the amount reflected in the most recent Schedule 13D or Schedule 13G filed by such party with the SEC.

(4)	These securities are owned by various individual and institutional investors (including T. Rowe Price Small-Cap Value Fund, Inc., which owns 2,000,000 shares representing 5.66% of Myers’ outstanding shares) that T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact the beneficial owner of such securities.

(5)	Includes shares which the non-employee director has a right to acquire by exercising options granted under the Amended and Restated 1999 Incentive Stock Plan and the 2008 Incentive Stock Plan.

(6)	The amounts shown represent the total shares of Common Stock owned by such individuals, together with shares which are issuable under currently exercisable stock options: Mr. Orr, 440,093, Mr. Merril, 71,733, Mr. Knowles, 10,000, Mr. Outcalt, 8,850, Mr. Johnston, 8,850, Mr. Kissel, 8,850, Mr. Brown, 8,850, and Mr. Myers, 5,000.

(7)	Includes restricted stock: Mr. Orr, 78,500, Mr. Merril, 17,100, and Mr. Knowles, 19,100.

(8)	Includes 16,775 shares of Common Stock held by Mr. Myers’ spouse, for which Mr. Myers disclaims beneficial ownership and 253,021 shares held by the Louis S. Myers & Mary S. Myers Foundation for which he may be deemed beneficial owner. Also includes 479,801 shares held by MSM & Associates LP and 25,500 shares held by Semantic Foundation, both of which Mr. Myers is a trustee and may be deemed the beneficial owner of such shares. Mr. Myers disclaims beneficial ownership in such shares to the extent he does not hold a pecuniary interest. Mr. Myers resigned from the Board as of March 10, 2010.

Recent Nominee Transactions in Our Common Stock.  The following table sets forth all purchases or sales of Common Stock of the Company effected during the past two years by the nominees for election as director set forth in Proposal No. 1 above and recommended by your Board. The Common Stock acquired in these transactions was for the benefit of the individual purchasers and no part of the purchase price or market value of such Common Stock was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such Common Stock.

Messrs. Byrd, Foley, Heisler, Jr., Kissel, Orr, and Stefanko and Ms. Coffin had no purchases or sales of Common Stock of the Company during this period.

Nominee	Trade Date	Amount Acquired (Sold)	Price per Share ($)

John B. Crowe	1/29/09	1,000	$6.4988
	3/13/09	900	$3.75
	3/13/09	100	$3.74
Richard P. Johnston	11/16/09	5,000	$8.82
	11/17/09	5,000	$8.79

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Exchange Act requires Myers’ directors, officers and persons who own more than ten percent of its Common Stock (“Section 16 Filers”) to file reports of ownership and changes in ownership with the SEC and to furnish Myers with copies of all such forms they file. These reports can be viewed on the SEC’s website at www.sec.gov. Myers understands from the information provided to it by the Section 16 Filers for 2010 that they have adhered to all filing requirements applicable to the Section 16 Filers. Based solely on: (a) the Schedule 13D/A filed on March 9, 2010, by Gabelli Funds, LLC, GAMCO Asset Management Inc., MJG Associates, Inc., Gabelli Securities, Inc., Teton Advisors, Inc., GGCP, Inc., GAMCO Investors, Inc., and Mario J. Gabelli (collectively, the “Gamco Group”), for which the Company disclaims any responsibility, the Gamco Group beneficially owned 3,654,175 shares of our Common Stock as of March 9, 2010, representing 10.36% of our outstanding Common Stock on that date; and (b) the Schedule 13D/A filed on February 28, 2011, by the Gamco Group, for which the Company disclaims any responsibility, the Gamco Group beneficially owned 5,271,204 shares of our Common Stock as of February 28, 2011, representing

14.93% of our outstanding Common Stock, and Myers is unable to determine if the Gamco Group has a Section 16(a) beneficial ownership reporting obligation with which it has failed to comply.

Shareholder Proposal for Inclusion in Proxy Statement.  Any proposals to be considered for inclusion in the Company’s proxy statement to be provided to our shareholders for our next annual meeting to be held in April 2012 may be made only by a qualified shareholder and must be received by Myers no later than November 21, 2011.

Since no shareholder proposals were made by February 6, 2011, the enclosed white proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a shareholder intends to submit a proposal at our 2011 annual meeting of shareholders to be held in 2012 that is not eligible for inclusion in the Company’s Proxy Statement relating to the meeting, and the shareholder fails to give us notice in accordance with the requirements set forth in the Exchange Act no later than January 20, 2012, then the proxy holders will be allowed to use their discretionary authority if a proposal is properly raised at our annual meeting to be held in 2012.

In accordance with our Amended and Restated Code of Regulations, a shareholder may submit notice of a shareholder proposal that it intends to raise at our annual meeting (and not desiring to be included in the Company’s proxy statement) only if advance written notice of such intention is received by the Corporate Secretary not less than sixty (60) days nor more than ninety (90) days prior to the date of such annual meeting of shareholders. In the event that the date of such meeting is not publicly disclosed at least seventy (70) days prior to the date of such meeting, written notice of such shareholder’s intent to submit a proposal must be received by the Corporate Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first provided to the shareholders. A shareholder wishing to submit a shareholder proposal must follow the procedure outlined in Article I, Section 11 of our Amended and Restated Code of Regulations, titled “Advance Notice of Shareholder Proposals” and then send a signed letter of proposal to the following address: Corporate Governance and Nominating Committee, c/o Mr. Donald A. Merril, Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. The Company disclosed the date of the 2010 annual meeting on February 8, 2011, and received no proposals satisfying this requirement prior to the February 28, 2011 deadline for this year’s Annual Meeting.

The submission of such a notice does not ensure that a proposal can be raised at our Annual Meeting.

No Incorporation by Reference.  The Compensation Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this proxy entitled “Compensation Discussion and Analysis” is specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Cost of Proxy Solicitation.  The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Myers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. Myers has also retained Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of proxies at an estimated cost of $165,000 plus reimbursement for customary costs and expenses. Myers has also agreed to indemnify Innisfree M&A Incorporated and certain related persons against certain liabilities arising out of or in connection with the engagement. Myers estimates that the total expenditures relating to its proxy solicitation (other than salaries or wages of officers and employees, but including the cost of mailing, related legal and advisory fees and any litigation related to the solicitation) will be approximately $325,000 of which approximately $75,000 has been spent to date.

Copy of the Form 10-K.  We will mail without charge, upon written request, a copy of our Annual report on Form 10-K for the year ended December 31, 2010, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.myersind.com and at the SEC’s website at www.sec.gov.

Notice Regarding Delivery of Security Holder Documents.  The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s shares of Common Stock held through such brokerage firms. If your family has multiple accounts holding shares of Common Stock of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of Myers Industries, Inc.
Common Stock for the upcoming Annual Meeting of Shareholders.
PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:
1.
Vote by Telephone–Please call toll-free in the U.S. or Canada at 1-866-580-7646, on a touch-tone phone. If outside the U.S. or Canada, call 1-215-521-1351. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR
2.
Vote by Internet–Please access https://www.proxyvotenow.com/mye, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.
OR
3.
Vote by Mail–If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Myers Industries, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

☒	Please mark your vote as in this example
The Board of Directors recommends that you vote FOR all the nominees listed in Proposal 1, FOR Proposals 2-3 and FOR one year relating to the frequency for holding the non-binding advisory vote on say-on-pay.
1.	To elect the nine candidates nominated by the Board of Directors to serve as directors until the next Annual Meeting of Shareholders:

01. VINCENT C. BYRD	04. WILLIAM A. FOLEY	07. EDWARD W. KISSEL
02. SARAH R. COFFIN	05. ROBERT B. HEISLER, JR.	08. JOHN C. ORR
03. JOHN B. CROWE	06. RICHARD P. JOHNSTON	09. ROBERT A. STEFANKO

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY
☐	FOR ALL EXCEPT

(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name on the line above.)

			FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.		☐	☐	☐

3.	To cast a non-binding advisory vote on executive compensation (“say-on-pay”).		☐	☐	☐

4.	To vote on the frequency for holding the non-binding advisory vote on say-on-pay (every one, two, or three years).	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐

5.
To consider such other business as may be properly brought before the meeting or any adjournments thereof, all in accordance with the notice of this meeting and the accompanying proxy statement, receipt of which is acknowledged.

Date:	, 2011

Signature

Signature (if held jointly)

Title

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please sign exactly as indicated, date and return promptly in the enclosed envelope.

PLEASE VOTE TODAY!
SEE REVERSE SIDE
FOR THREE EASY WAYS TO VOTE.
▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

W
H
I
T
E

P
R
O
X
Y
MYERS INDUSTRIES, INC.
Proxy Solicited by the Board of Directors for the Annual Meeting
to be held on April 29, 2011
DONALD A. MERRIL, SALVATORE INCANNO, or either of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all shares of Common Stock of the undersigned in MYERS INDUSTRIES, INC. (“Company”) at the Annual Meeting of Shareholders of said Company to be held on April 29, 2011, and any adjournment(s) or postponement(s) thereof with respect to the following matters.
THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, FOR PROPOSALS 2-3 AND FOR ONE YEAR RELATING TO THE FREQUENCY FOR HOLDING THE NON-BINDING ADVISORY VOTE ON SAY-ON-PAY UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.
PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS CARD.